Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (the “Agreement”) is entered into on October 16, 2013 (the “Effective Date”) by and between Annie’s, Inc., a Delaware Corporation (the “Company”), and Zahir Ibrahim (the “Executive”) with reference to the following:

RECITALS

WHEREAS, the Company desires to employ the Executive and, as of the Appointment Date (defined below), appoint him as its Executive Vice President, Chief Financial Officer and Treasurer, and the Executive desires to be employed by the Company, in each case subject to the terms and conditions hereof;

NOW, THEREFORE, in consideration of the mutual promises contained herein and of other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the parties hereto agree as follows:

1. TERM; COMMENCEMENT OF EMPLOYMENT.

a. This Agreement shall be effective for the period commencing on the Effective Date and ending on the date the Executive’s employment is terminated pursuant to Section 8 hereof (the “Term”).

b. The Executive’s employment with the Company shall commence on November 4, 2013 (the “Start Date”) (the period commencing on the Start Date and ending on the date the Executive’s employment is terminated pursuant to Section 8 hereof, the “Employment Term”).

2. POSITION AND DUTIES.

a. On November 13, 2013 (the “Appointment Date”), the Executive shall be appointed as the Executive Vice President, Chief Financial Officer and Treasurer of the Company. The Executive shall report directly to the Chief Executive Officer (“CEO”) and shall have such duties and responsibilities as the CEO shall designate that are consistent with the Executive’s status and position. The Executive’s duties will be conducted principally from the Company’s headquarters, which currently are located in Berkeley, California, with travel to such other locations from time to time as the CEO may reasonably prescribe.

b. During the Employment Term, the Executive shall devote his full business time, energy and skill to the performance of his duties with the Company.

3. SALARY AND BONUS.

a. Base Salary. During the Employment Term, as compensation for the services to be rendered by the Executive to the Company pursuant to this Agreement, the Company shall pay to the Executive a base salary at the annual rate of $335,000 (such amount, together with any increase or decrease thereto as may be determined from time to time in the sole discretion of the Board of Directors of the Company (the “Board”) or the Compensation

Committee of the Board (the “Compensation Committee”), the “Base Salary”). Any Base Salary payable hereunder shall be paid in accordance with the Company’s regular payroll practices, as in effect from time to time.

b. Annual Bonus. The Executive is eligible to earn annual bonus compensation from the Company in respect of each full “Fiscal Year” (as of the Effective Date, each 12 month period beginning on April 1 and ending on March 31) of the Company that occurs during the Employment Term (“Annual Bonus”) if certain performance targets established by the Compensation Committee are achieved, as determined by the Compensation Committee in its sole discretion, with the target amount of the Annual Bonus to be equal to 50% of the Executive’s Base Salary paid during the applicable Fiscal Year. Notwithstanding the foregoing, the Executive shall be eligible to earn a pro-rated Annual Bonus in respect of the Fiscal Year ending March 31, 2014 equal to the amount the Executive would have received had the Executive been employed by the Company for the full Fiscal Year multiplied by a fraction, the numerator of which is the number of days between the Start Date and March 31, 2014, inclusive, and the denominator of which is 365. Any Annual Bonus shall be paid by the earlier of (x) 30 days after the date the Company’s annual report is filed on Form 10-K for the Fiscal Year in respect of which such Annual Bonus is payable (or, in the event the Company is not obligated to file an annual report on Form 10-K with respect to such Fiscal Year, 30 days after the date of the completion of the Company’s audited financial statements for such Fiscal Year); or (y) the last day of the calendar year in which the Fiscal Year in respect of which such Annual Bonus is payable ends. In order to be eligible to earn any Annual Bonus payment (including, for the avoidance of doubt, a pro-rated Annual Bonus in respect of the Fiscal Year ending March 31, 2014), Executive must be employed by the Company on the date the Annual Bonus is paid, except to the extent expressly provided in Sections 8.b, 8.c or 8.d hereof.

4. EQUITY GRANTS.

a. Annual Equity Grant. The Executive shall be eligible to receive annual equity award grants at the discretion of the Compensation Committee. On the Start Date, (provided that on or prior to the Start Date the Executive has executed and delivered to the Company the Proprietary Information and Confidentiality Agreement attached hereto as Exhibit A), the Executive will be awarded an equity grant (the “Fiscal 2014 Equity Grant”) as follows: (i) approximately $50,000 in stock options (reflecting the opportunity to purchase shares of the common stock of the Company (“Common Stock”)); and (ii) approximately $50,000 in performance share units (reflecting the opportunity to receive shares of the Common Stock), each as described further below. The number of stock options that will be granted to the Executive pursuant to the Fiscal 2014 Equity Grant will be determined by dividing $50,000 by 37% of the “Fair Market Value” (as defined in the Annie’s Inc. Omnibus Incentive Plan (the “Plan”)) of the Common Stock as of the Start Date and rounding down to the nearest whole share. The number of performance share units (at target) that will be granted to the Executive pursuant to this award will be determined by dividing $50,000 by the Fair Market Value of the Common Stock as of the Start Date and rounding down to the nearest whole share. The awards will be made pursuant to the terms of the Plan, standard forms of Notice of Stock Option Grant (including vesting at the rate of approximately 20% on each of the 1st through 5th anniversaries of the Start Date) and Terms and Conditions of Stock Option Award, and standard forms of Notice of Performance Share Unit Grant (including vesting as described therein) and Terms and Conditions of Performance Share Unit Award, copies of which are attached hereto as Exhibits B through F.

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b. New Hire Grant. In addition to the Fiscal 2014 Equity Grant, on the Start Date (provided that on or prior to the Start Date the Executive has executed and delivered to the Company the Proprietary Information and Confidentiality Agreement) the Executive will be awarded an equity grant (the “New Hire Grant”) consisting of: (i) approximately $250,000 in stock options (reflecting the opportunity to purchase shares of the Common Stock); and (ii) approximately $250,000 in restricted stock units (reflecting the opportunity to receive shares of the Common Stock), each as described further below. The number of stock options that will be granted to the Executive pursuant to the New Hire Grant will be determined by dividing $250,000 by 37% of the Fair Market Value of the Common Stock as of the Start Date, and rounding down to the nearest whole share. The number of restricted stock units that will be granted to the Executive pursuant to this award will be determined by dividing $250,000 by the Fair Market Value of the Common Stock as of the Start Date, and rounding down to the nearest whole share. The awards will be made pursuant to the terms of the Plan, standard forms of Notice of Stock Option Grant (including vesting at the rate of approximately 20% on each of the 1st through 5th anniversaries of the Start Date) and Terms and Conditions of Stock Option Award, and standard forms of Notice of Restricted Stock Unit Grant (including vesting at the rate of approximately 50% on each of the 2nd and 3rd anniversaries of the Start Date) and Terms and Conditions of Restricted Stock Unit Award, copies of which are attached hereto as Exhibits B through D, G and H.

5. EMPLOYEE BENEFITS.

During the Employment Term, the Executive shall be entitled to participate in or receive benefits under the employee benefit plans of the Company commensurate with other senior executives of the Company, subject to the terms and conditions set forth in the applicable plans and in this Agreement. The Company reserves the right, in its sole discretion, to terminate or modify any employee benefit plan at any time. The Executive shall not participate in any severance plan, policy or program of the Company and only shall be entitled to receive severance, if any, as expressly provided by this Agreement.

6. PAID TIME OFF.

The Company uses a paid time off (“PTO”) system under which days off can be taken for any personal purpose, such as vacation, sickness family emergency or other reasons. The Executive shall be eligible to accrue PTO at the rate of four weeks per annum, subject to a cap on maximum PTO accrual. The accrual and use of PTO is subject to the Company’s applicable PTO policies as in effect from time to time.

7. EXPENSE REIMBURSEMENT.

a. Expense Reimbursement. During the Employment Term, the Company shall reimburse the Executive for his reasonable business expenses in accordance with the Company’s expense reimbursement policies, as they may be amended from time to time. In the

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event the Executive’s employment should terminate for any reason as set forth in Section 8 below, the Company shall reimburse the Executive for his reasonable business expenses incurred prior to the date of such termination, in accordance with the terms of the Company’s expense reimbursement policy as in effect at the time, provided that Executive submits a proper expense reimbursement request within 30 days after the date of such termination.

b. Relocation Expenses. The Company shall reimburse the Executive for out-of-pocket expenses that are directly related to the Executive moving his primary residence to California; provided such expenses are incurred by the Executive within the three-year period beginning on the Effective Date and ending on the third anniversary thereof. Such expenses shall include: the cost of moving household possessions, vehicles and pets; relocation-related travel; transaction costs associated with the sale of the Executive’s current primary residence in Colorado; and other reasonable costs directly related to the move (but excluding any loss on the sale of real estate); provided, however, that the Company shall not be obligated to reimburse the Executive for the cost of moving household possessions, vehicles and pets and transaction costs associated with the sale of the Executive’s current primary residence in Colorado to the extent such costs exceed $85,000 in aggregate. Additionally, the Company shall pay the service fees of any relocation service engaged by the Company to assist the Executive.

8. TERMINATION AND CONSEQUENCES OF TERMINATION.

Notwithstanding any other provision of the Agreement, the Employment Term and the Executive’s employment hereunder shall terminate on the first to occur of the events described in Sections 8.a through 8.d:

a. Resignation by Executive without Good Reason; Termination by the Company for Cause. The date (x) as of which the Executive resigns from his employment with the Company without Good Reason, which date shall be no less than 60 days following the date on which the Executive provides the Company with written notice of his intent to so resign, or (y) on which the Company provides the Executive with written notice that his employment has been terminated for Cause.

If the Executive’s employment is terminated pursuant to this Section 8.a:

(i) The Executive shall be entitled to receive (x) his Base Salary earned through the date of such termination, (y) payment for any earned but unused PTO in accordance with Section 6, and (z) any compensation or benefits to which the Executive may otherwise be entitled under the terms of the Company’s compensation and benefit plans as in effect at the time of such termination (collectively, the “Accrued Benefits”); and

(ii) The Executive shall not be entitled to receive any unpaid Annual Bonus for any Fiscal Year preceding the year in which such termination occurs and the Executive shall not be entitled to receive any Annual Bonus or portion thereof for the Fiscal Year in which such termination occurs.

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b. Death or Disability. Upon (x) the date of the Executive’s death or (y) the date following the Executive’s Disability on which the Company elects, by written notice to the Executive, that his employment has been terminated due to Disability.

If the Executive’s employment is terminated pursuant to this Section 8.b:

(i) The Executive shall be entitled to receive the Accrued Benefits; and

(ii) The Executive (or his estate, as applicable) shall be entitled to receive any Annual Bonus that the Executive would have earned for any completed Fiscal Year preceding the Fiscal Year in which such termination occurs had he remained employed through the payment date of such Annual Bonus. Additionally, provided that the applicable performance targets for the Annual Bonus in respect of the Fiscal Year in which such termination occurs shall have been achieved, as determined by the Compensation Committee in its sole discretion, Executive (or his estate, as applicable) shall be entitled to receive a pro-rated portion of any Annual Bonus that the Executive would have earned for such Fiscal Year had he remained employed through the payment date of such Annual Bonus, such pro-ration to be determined by multiplying any such Annual Bonus by a fraction, the numerator of which is the number of days in the Fiscal Year in which such termination occurs during which the Executive was employed by the Company and the denominator of which is 365. Any Annual Bonus, or portion thereof, payable pursuant to this section shall be paid at the time the applicable annual bonuses are paid to the Company’s employees, generally.

c. Without Cause by the Company; By the Executive for Good Reason. The date (x) the Company provides the Executive with written notice that his employment has been terminated without Cause or (y) the Executive resigns from his employment with the Company for Good Reason.

If the Executive’s employment is terminated pursuant to this Section 8.c, and except as otherwise provided in Section 8.d below:

(i) The Executive shall be entitled to receive the Accrued Benefits; and

(ii) subject to the Executive’s execution and delivery to the Company of a written general release, substantially in the form attached as Exhibit I, and provided that the release has become effective and non-revocable on or prior to the 60th day following the date of the Executive’s termination of employment, and further provided the Executive has been in continuous compliance with the terms of such release and of Section 9 hereof, the Company shall (A) pay the Executive an amount equal to 12 months’ of his annual Base Salary in accordance with the Company’s ordinary payroll practices during the twelve month period that begins on the date of such termination; (B) pay the Executive any Annual Bonus for a completed Fiscal Year and a pro-rated portion of any Annual Bonus in respect of the Fiscal Year in which such termination occurs, subject to the same conditions and determined and paid in the same manner as described under Section 8.b(ii); and (C) provided that the Executive timely elects COBRA coverage, reimburse the Executive, upon submission of proof of payment by the Executive, for

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the Executive’s COBRA premiums based on Executive’s coverage on the date of termination of employment until the earlier of (x) the date that is 12 months following the date of such termination of employment and (y) the date on which the Executive becomes eligible to receive comparable coverage from another employer;

d. Without Cause by the Company or For Good Reason by Executive Following a Change in Control. Notwithstanding the provisions of Section 8.c above, if the Executive’s employment is terminated Without Cause by the Company (or any successor) or for Good Reason by Executive within 24 months after the date of a “Change in Control” (as defined in the Plan), then the periods described in Sections 8.c(ii)(A) and 8.c(ii)(C) each shall be increased from 12 months to 18 months and the pro-rated bonus described in Section 8.c(ii)(B) shall be paid at the target level.

e. Treatment of Equity Awards Upon Termination of Employment. All options and other equity awards held by the Executive as of the date of the termination of the Executive’s employment shall be treated in accordance with the terms and conditions set forth in the Plan and the applicable award documentation.

Except as expressly provided in Sections 8.a through 8.e hereof, upon the termination of the Executive’s employment, the Executive shall have no further rights to any compensation or benefits from the Company. The Company reserves the right to relieve Executive of all duties during any notice period that is required pursuant to the provisions of this Section 8 and provide Executive with comparable salary and benefits in lieu of notice during any such notice period. Upon the termination of Executive’s employment for any reason, Executive will be deemed to have voluntarily resigned from any officer position or the membership of any board of directors of the Company or its subsidiaries effective automatically as of the date of termination of employment, without any further required action by Executive or the Company, and Executive, at the Company’s request, will execute any documents reasonably necessary to reflect such resignations.

f. Definitions.

(i) “Cause” shall mean (A) willful misconduct in connection with the Executive’s performance of services for the Company or any affiliate of the Company, or (B) the Executive’s willful failure to perform services in the best interest of the Company, as determined by the Board, which determination shall be final and conclusive.

(ii) “Disability” shall have the meaning provided for in the long term disability plan of the Company in which the Executive participates, and if no such plan exists, “Disability” shall mean the Executive’s inability, due to physical or mental illness or incapacity, to perform his material duties, with reasonable accommodation after engaging in an interactive process with the Company, for a period of more than 120 days in any 365-day period, and in accordance with applicable law.

(iii) “Good Reason” shall mean: (A) a material and adverse reduction in the title, authority, duties or responsibilities of the Executive as set forth in this Agreement without Executive’s prior consent (and at a time when there are no circumstances pending that

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would permit the Company to terminate the Executive for Cause); (B) material reduction in the Executive’s Base Salary unless the salary reduction is part of a general reduction applied to all executive employees; (C) the relocation of the Executive’s primary worksite more than 50 miles from the location of the Company’s headquarters as of the Effective Date without his prior consent; or (D) any material breach or material violation of a material provision of this Agreement by the Company (or any successor) to the Company. Notwithstanding the foregoing, before the Executive may resign for Good Reason, (1) the Executive must provide the Company with written notice within 90 days after the initial event that the Executive believes constitutes “Good Reason” specifically identifying the facts and circumstances claimed to constitute the grounds for the Executive’s resignation for Good Reason and the proposed termination date (which will not be less than 45 days or more than 60 days after the giving of written notice hereunder by Executive to the Company), and (2) the Company must have an opportunity of at least 30 days following delivery of such notice to cure the Good Reason condition and the Company must have failed to cure such Good Reason condition during that 30 day period.

9. RESTRICTIVE COVENANTS.

The Executive acknowledges that: (i) the Executive’s work for the Company will bring the Executive into close contact with “Confidential Information” (as defined below); and (ii) the agreements and covenants contained in this Section 9 are essential to protect the business interests of the Company and that the Company will not enter into this Agreement but for such agreements and covenants. Accordingly, the Executive covenants and agrees to the following:

a. Confidential Information. Both during the term of the Executive’s employment and indefinitely after the Executive is no longer employed by the Company, the Executive shall not, directly or indirectly, (i) knowingly use for an improper personal benefit any “Confidential Information” (as defined below) that was acquired by, learned by or disclosed to Executive by reason of the Executive’s employment with the Company, or (ii) disclose any such Confidential Information to any person, business or entity, except in the proper course of the Executive’s duties as an employee of the Company. As used in this Agreement, “Confidential Information” means any and all confidential or proprietary information of the Company and its affiliates that is not generally known to the public, including, without limitation, business, financial, marketing, technical, developmental, operating, performance, know-how, and process information, drawings and designs, customer information, and other trade secret information, now existing or hereafter discovered or developed. Confidential Information shall include information in any form whatsoever, including, without limitation, any digital or electronic record-bearing media containing or disclosing such information. The provisions of this Section 9.a shall not apply to information that has become generally available to the public other than as a result of a disclosure by the Executive. In the event that the Executive is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, then the Executive will notify the Company within two business days of the request or requirement so that the Company may seek an appropriate protective order. If, in the absence of a protective order or the receipt of a waiver hereunder, the Executive is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, the Executive may disclose such Confidential Information to the tribunal; provided, however, that the Executive shall use the Executive’s reasonable best efforts to obtain,

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at the expense and reasonable request of the Company, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as the Company shall designate. The Executive acknowledges that all Confidential Information is the exclusive property of the Company. The Executive acknowledges that the Executive’s entire work product, including working drafts and work sheets, shall be the sole property of the Company, and that the Executive will have no rights, title or interest in any such material whether prepared by the Executive alone, by others or by the Executive in conjunction with others.

b. Duty of Loyalty and Non-Competition. During the Employment Term, the Executive shall not, without the prior written consent of the Company, participate, directly or indirectly, as an individual proprietor, partner, stockholder, officer, employee, director, manager, joint venturer, investor, lender, consultant or in any capacity whatsoever (within the United States of America, or in any country where the Company or its affiliates do business or have reasonable plans to do business) in a business engaged in competition with the Company or any of its affiliates, or in a business that the Company or any of its affiliates has taken reasonable steps to engage in (including, but not limited to, meeting with management teams or entering into preliminary or definitive term sheets, letters of intent, purchase agreements, or other similar arrangements or agreements) of which the Executive has knowledge at the time of Executive’s employment; provided, however, that such participation shall not include the mere ownership of not more than 1% of the total outstanding stock of a publicly held company.

c. Non-Solicitation. For a period beginning on the Effective Date and ending two years after the date on which the Executive is no longer employed by the Company, the Executive shall not in any capacity, either independently or in association with others: (i) solicit for employment or service or endeavor in any way to entice away from employment or service with the Company or its subsidiaries any employee or consultant of the Company or its subsidiaries, or any person or entity that had been an employee or consultant of the Company or its subsidiaries within the six month period preceding the commencement of such activity; or (ii) solicit, induce or influence any vendor or supplier of the Company to discontinue, reduce or modify its relationship with the Company.

d. Nondisparagement. The Executive shall not (whether during or after Executive’s employment with the Company) issue, circulate, publish or utter any comments or statements to the press or other media, the Company’s or any of its affiliates’ employees or consultants, any individual or entity with whom the Company or any of its affiliates has a business relationship, or any other person, which comments or statements could reasonably be expected to adversely affect in any manner: (i) the conduct of the business of the Company or any of its affiliates (including, without limitation, any products or business plans or prospects); or (ii) the business reputation of the Company or any of its affiliates, or of any of their respective products, or of their respective past or present officers, directors or employees.

e. Return of Property. Upon termination of his employment with the Company and its affiliates or at any time as the Company requests, the Executive will promptly deliver to the Company all documents (whether prepared by the Company, an affiliate, the Executive or a third party) relating to the Company, an affiliate or any of their businesses or property that the Executive may possess or have under the Executive’s direction or control other than documents provided to the Executive in the Executive’s capacity as a participant in any employee benefit plan, policy or program of the Company.

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f. Remedies. The Executive acknowledges that (i) the Executive has had an opportunity to seek the advice of counsel in connection with this Agreement; (ii) the restrictive covenants set forth in this Section 9 (the “Restrictive Covenants”) are reasonable in scope and in all other respects; (iii) any violation of the Restrictive Covenants will result in irreparable injury to the Company; (iv) money damages may not be an adequate remedy for the Company in the event of a breach of any of the Restrictive Covenants by the Executive; and (v) specific performance in the form of injunctive relief in aid of arbitration would be an appropriate remedy for the Company. If the Executive breaches or threatens to breach a Restrictive Covenant, the Company shall be entitled, in addition to all other remedies, to seek an injunction in aid of arbitration restraining any such breach, without any bond or other security being required and without the necessity of showing actual damages.

g. Severability. If any of the Restrictive Covenants, or any part thereof, are held to be invalid or unenforceable, the same shall not affect the remainder of the covenant or covenants, which shall be given full effect, without regard to the invalid or unenforceable portions. Without limiting the generality of the foregoing, if any of the Restrictive Covenants, or any part thereof, are held to be unenforceable because of the duration of such provision or the area covered thereby, the parties hereto agree that the court making such determination shall have the power to reduce the duration and/or area of such provision and, in its reduced form, such provision shall then be enforceable.

10. ARBITRATION

All claims, disputes, demands, or controversies of any nature whatsoever arising out of, or relating to, this Agreement, or its interpretation, enforcement, breach, performance or execution, the Executive’s employment with the Company, or the termination of such employment, including but not limited to any statutory claims, shall be resolved, to the fullest extent permitted by law, and subject to Section 9.f, by final, binding and confidential arbitration in Berkeley, California (applying California law) in accordance with the Employment Arbitration Rules and Procedures of the American Arbitration Association then in effect (available at www.adr.org). To the fullest extent permitted by law, any arbitration under this Agreement will take place on an individual basis only; class arbitrations and class actions are not agreed to or permitted under this Agreement. By entering into this Agreement, the Executive and the Company each are waiving the right to participate in a class, collective or representative action for all employment-related disputes, and they specifically waive the right to receive any recovery as a result of such actions. As such, neither party may initiate a proposed class, collective or representative action against the other, nor may they participate in proposed class, collective or representative action (e.g., as a class member) or receive any recovery as a result of such actions. The foregoing shall not bar the Executive from participating in a representative action brought by a governmental agency; provided, that the Executive expressly waives any right to recovery in such action. The parties shall be permitted to conduct discovery as allowed under the Federal Code of Civil Procedure. The decision of the arbitrator shall be in writing, shall be reasoned, and shall be final and binding upon the parties thereto. Judgment may be entered on the arbitrator’s award in any court having jurisdiction. In connection with any such arbitration and regardless of

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outcome, each party shall bear its own costs and expenses, including without limitation its own legal fees and expenses, except that the Company shall bear the arbitrator’s fees and costs and any costs in excess of what the Executive would have paid to bring suit in court. Nothing in this Agreement is intended to prevent either the Executive or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any arbitration.

11. CODE SECTION 409A

a. Notwithstanding anything to the contrary in this Agreement, no severance pay or benefits to be paid or provided to Executive, if any, pursuant to this Agreement that, when considered together with any other severance payments or separation benefits, are considered deferred compensation under Section 409A (together, the “Deferred Payments”) will be paid or otherwise provided until Executive has a “separation from service” within the meaning of Section 409A. Similarly, no severance payable to Executive, if any, pursuant to this Agreement that otherwise would be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(9) will be payable until Executive has a “separation from service” within the meaning of Section 409A.

b. Any severance payments or benefits under this Agreement that would be considered Deferred Payments will be paid on, or, in the case of installments, will not commence until, the 61st day following Executive’s separation from service, or, if later, such time as required by Section 11.c. Except as required by Section 11.c, any installment payments that would have been made to Executive during the 60 day period immediately following Executive’s separation from service, but for the preceding sentence, will be paid to Executive on the 61st day following Executive’s separation from service and the remaining payments shall be made as provided in this Agreement.

c. Notwithstanding anything to the contrary in this Agreement, if Executive is a “specified employee” within the meaning of Section 409A at the time of Executive’s termination (other than due to death), then the Deferred Payments, if any, that are payable within the first six months following Executive’s separation from service, will become payable on the first payroll date that occurs on or after the date six months and one day following the date of Executive’s separation from service. All subsequent Deferred Payments, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if Executive dies following Executive’s separation from service, but prior to the six month anniversary of the separation from service, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of Executive’s death and all other Deferred Payments will be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment, installment and benefit payable under this Agreement is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.

d. The foregoing provisions are intended to be exempt from or comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities or ambiguous terms herein will be interpreted to be exempt or so comply. The

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Company and Executive agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Executive under Section 409A.

e. Executive agrees and understands that he is not relying upon the Company or its counsel for any tax advice regarding the tax treatment of the payments made or benefits received pursuant to this Agreement and, except for any tax withholding obligation of the Company with respect to such payments, Executive agrees that he is responsible for determining the tax consequences of all such payments and benefits hereunder, including but not limited to those which may arise under Section 409A of the Code, and for paying taxes, if any, that he may owe with respect to such payments or benefits.

f. Notwithstanding the foregoing, this Section 11 will not apply to (1) all payments on separation from service that satisfy the short-term deferral rule of Treas. Reg. §1.409A-1(b)(4), (2) the portion of the payments on separation from service that satisfy the requirements for separation pay due to an involuntary separation from service under Treas. Reg. §1.409A-1(b)(9)(iii), and (3) any payments that are otherwise exempt from the six month delay requirement of the Treasury Regulations under Section 409A. Notwithstanding anything to the contrary herein, except to the extent any expense, reimbursement or in-kind benefit provided pursuant to this Agreement does not constitute a “deferral of compensation” within the meaning of Section 409A of the Code: (x) the amount of expenses eligible for reimbursement or in-kind benefits provided to Executive during any calendar year will not affect the amount of expenses eligible for reimbursement or in-kind benefits provided to Executive in any other calendar year, (y) the reimbursements for expenses for which Executive is entitled to be reimbursed will be made on or before the last day of the calendar year following the calendar year in which the applicable expense is incurred, and (z) the right to payment or reimbursement or in-kind benefits hereunder may not be liquidated or exchanged for any other benefit.

12. ADJUSTMENT OF PAYMENTS FOLLOWING A CHANGE IN CONTROL.

a. Notwithstanding any other provision of this Agreement to the contrary, in the event that any economic benefit, payment or distribution by the Company to or for the benefit of the Executive, whether paid, payable, distributed or distributable pursuant to the terms of this Agreement or otherwise (a “Payment”) would be subject to the excise tax imposed by Section 4999 of the Code (such excise tax, together with any interest or penalties related to such excise tax, referred to in this Agreement as the “Excise Tax”), then the value of any such Payments which constitute “parachute payments” within the meaning of Section 280G of the Code, as determined by the Accounting Firm (as defined below), will be reduced by such amount (the “Payment Reduction”) so that the present value of all Payments (calculated in accordance with Section 280G of the Code and the regulations thereunder), in the aggregate, equals 2.99 times Executive’s “base amount” (within the meaning of Section 280G(b)(3) of the Code); provided, however, that the preceding sentence will not be applicable and Executive’s Payments will not be reduced under this provision if the Accounting Firm (defined below) determines that, on an after-tax basis, Executive would retain a greater amount of compensation following payment of the Excise Tax on the unreduced amount of any Payments than the amount of

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compensation retained following reduction of the Payments as required under the preceding sentence. The determination of how such Payments are to be reduced will be made by the Company in accordance with applicable law.

b. All determinations required to be made under this Section 12, including whether and when a Payment is subject to Section 4999 and the assumptions to be utilized in arriving at such determination and in determining an appropriate Payment Reduction, will be made by the Company’s outside auditing firm at the time of such determination (the “Accounting Firm”), which Accounting Firm will provide detailed supporting calculations to the Executive and the Company within 15 business days of the receipt of notice from the Company or the Executive that there will be a Payment that the party giving notice believes may be subject to the Excise Tax. All fees and expenses of the Accounting Firm will be borne by the Company. Any determination by the Accounting Firm will be binding upon the Company and the Executive in determining whether a Payment Reduction is required and the amount thereof, in the absence of material mathematical or legal error.

c. If, as a result of any uncertainty in the application of Section 4999 at the time of the initial determination by the Accounting Firm under Section 12.a, the Accounting Firm subsequently determines that (i) the Payments should have been reduced or reduced by a larger amount (an “Overpayment”), any such Overpayment, to the extent actually paid or provided to Executive, shall be repaid by Executive to the Company in full within 30 days after Executive receives notice of the Accounting Firm’s determination; provided, however, that the amount of the Overpayment to be repaid by Executive to the Company shall be reduced to the extent that the Accounting Firm determines that any portion of the Overpayment to be repaid will not be offset by a corresponding reduction in the amount of Executive’s “excess parachute payments” for purposes of Section 280G by reason of such repayment, or (ii) the Payments should not have been reduced or should have been reduced by a smaller amount (an “Underpayment”), any such Underpayment shall be deemed vested and payable by the Company to Executive within 30 days after the Company receives notice of the Accounting Firm’s determination, or such later date that such payment becomes vested and due under its terms.

13. MISCELLANEOUS.

a. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California applicable to agreements made and to be wholly performed within that State, without regard to the conflict of laws provisions of any jurisdiction which would cause the application of any law other than that of the State of California.

b. Successors. This Agreement shall be binding on, and inure to the benefit of, the Company and its successors and assigns and any person acquiring the Company, whether by merger, consolidation, or otherwise without further action by the Executive.

c. Waiver of Breach; Rights Cumulative. The waiver by either the Company or the Executive of a breach of any provision of this Agreement shall not operate as, or be deemed a waiver of, any subsequent breach by either the Company or the Executive. All waivers

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by either party hereto must be contained in a written instrument signed by the party to be charged and, in the case of the Company, by a duly authorized representative of the Company (other than Executive). The rights and remedies provided by this Agreement are cumulative, and the exercise of any right or remedy by either party hereto (or by its successor), whether pursuant to this Agreement, to any other agreement, or to law, shall not preclude or waive its right to exercise any or all other rights and remedies.

d. Notices. Any notice to be given hereunder by a party hereto shall be in writing and shall be deemed to have been given when received or, when deposited in the U.S. mail, certified or registered mail, postage prepaid:

if to the Executive, to the address on file with the Company;

if to the Company addressed as follows:

Annie’s, Inc.

1610 Fifth Street

Berkeley, California 94710

Attn: General Counsel

e. Entire Agreement; Modification. This Agreement constitutes the entire agreement and supersedes and replaces all prior or contemporaneous agreements and understandings, both written and oral, among the parties or any of them, with respect to the subject matter of this Agreement. This Agreement may not be amended except by mutual agreement of the parties in writing, in the case of the Company, by a duly authorized representative of the Company (other than Executive).

f. Representations by the Executive. The Executive represents that (i) he is not under any contractual or other obligation which would make it unlawful for the Executive to work for the Company as described in this Agreement, (ii) if the Executive is obligated to keep confidential the proprietary information of prior employers or other parties that the Executive will do so and will not disclose such information to the Company, and (iii) the Executive is lawfully eligible to work in the United States.

g. Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects by interpreting that invalid or unenforceable provision as nearly to the original meaning as possible so as to make it valid and enforceable or, if that is not possible or permitted by applicable law, by omitting that invalid or unenforceable provision. To the extent any provision of this Agreement is determined by a court, arbitrator or regulatory body to be invalid or unenforceable, the parties shall use their good faith efforts to address the implications of that invalidity or unenforceability to preserve the essential understanding of the parties with respect to such provision.

h. Withholding Taxes. The Company may withhold from any amounts payable under this Agreement such Federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

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i. Prevailing Party. If any claim, controversy, action or dispute arises between Executive and Company or its affiliates relating to this Agreement or an asserted breach of its terms, the prevailing party in any such proceeding shall be entitled to recover its costs and reasonable attorneys’ fees.

j. Survival. All rights and obligations of any party in Sections 8 through 13 of this Agreement not fully satisfied or performed, as applicable, on the date Executive’s employment is terminated, shall survive the termination of Executive’s employment and the expiration or termination of this Agreement.

k. Counterparts; Electronic Signatures. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. The parties agree that the signatures of the person executing this Agreement may be transmitted via facsimile or other electronic means and shall be sufficient evidence of the execution of the Agreement.

l. Interpretation. The headings and captions of this Agreement are provided for convenience only and are intended to have no effect in construing or interpreting this Agreement. The language in all parts of this Agreement shall be in all cases construed according to its fair meaning and not strictly for or against the Company or Executive. As used herein: (i) reference to any agreement, document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof; (ii) reference to any law, rule or regulation means such law, rule or regulation as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder, and reference to any section or other provision of any law, rule or regulation means that provision of such law, rule or regulation from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such section or other provision; (iii) “hereunder,” “hereof,” “hereto,” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular article, section or other provision hereof; (iv) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term; (v) “or” is used in the inclusive sense of “and/or”; and (vi) references to documents, instruments or agreements shall be deemed to refer as well to all addenda, exhibits, schedules or amendments thereto.

m. Each Party the Drafter. Executive understands the terms and conditions set forth in this Agreement and acknowledges having had adequate time to consider whether to agree to the terms and conditions and to consult a lawyer or other advisor of Executive’s choice. This Agreement and the provisions contained herein shall not be construed or interpreted for or against any party to this Agreement because that party drafted or caused that party’s legal representative to draft any of its provisions.

[signature page follows]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the date first written above.

	ANNIE’S, INC.	ZAHIR IBRAHIM

By:	/s/ John Foraker	/s/ Zahir Ibrahim
Name:	John Foraker
Title:	Chief Executive Officer

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Exhibit A

ANNIE’S, INC.

PROPRIETARY INFORMATION AND CONFIDENTIALITY AGREEMENT

The undersigned, in consideration of and as a condition of my employment or continued employment by Annie’s, Inc. (the “Company”), hereby agrees as follows:

For purposes of this Agreement, “Inventions” shall mean all discoveries, processes, recipes, designs, methods, techniques, technologies, devices or improvements in any of the foregoing or other ideas, whether or not reduced to practice, made or conceived by me (whether solely or jointly with others) during the period of my employment with the Company, which relate in any manner to the actual or demonstrably anticipated business, work, or research and development of the Company, or result from or are suggested by any task assigned to me or any work performed by me for or on behalf of the Company.

I agree to keep confidential and not to disclose or make any use of at any time either during or subsequent to my employment, except for the Company’s benefit or as the Company may otherwise consent in writing, any Inventions, trade secrets, confidential information, knowledge, data or other proprietary information of the Company relating to products, processes, know-how, designs, recipes, formulas, test data, customer lists, business plans, marketing plans and strategies, pricing strategies, or other subject matter pertaining to any business of the Company or any of its clients, customers, consultants, licensees, affiliates or employees (other than myself), which I may produce, obtain or otherwise acquire during the course of my employment, except as herein provided. I further agree not to deliver, reproduce or in any way allow any such trade secrets, confidential information, knowledge, data or other proprietary information, or any documentation relating thereto, to be delivered to or used by any third parties without specific direction or consent of a duly authorized officer of the Company.

I hereby acknowledge and agree that the Company is the owner of all Inventions. In order to protect the Company’s rights to such Inventions (and to the extent not already owned by the Company), by executing this Agreement I hereby irrevocably assign to the Company all my right, title and interest in and to all Inventions. I further acknowledge receipt of the Notice attached to this Agreement as Addendum “A” excluding certain inventions from assignment.

I agree that during my employment with the Company I will not engage in any other employment, occupation, consulting or other activity relating to the business in which the Company is now or may hereafter become engaged, or which would otherwise conflict with my obligations to the Company. In the event my employment with the Company terminates for any reason whatsoever, I agree to promptly surrender and deliver to the Company all records, materials, equipment, drawings, documents and data of any nature pertaining to any Inventions, trade secret or confidential information of the Company or to my employment, and I will not take with me any description containing or pertaining to any Invention, confidential information, knowledge or data of the Company that I may produce or obtain during the course of my employment. The Agreement shall be governed by, and construed in accordance with, the laws of the State of California without regard to its rules on conflict of laws.

DATED:

Witness	Signature

Printed Name

ADDENDUM “A”

NOTICE REQUIRED BY CALIFORNIA LABOR CODE SECTION 2872 FOR

CALIFORNIA EMPLOYEES REGARDING CERTAIN EXCLUSIONS FROM

INVENTION ASSIGNMENTS PURSUANT TO LABOR CODE SECTION 2870

In connection with the Proprietary Information And Confidentiality Agreement regarding the assignment of Inventions, California Labor Code Section 2870 prohibits the assignment of certain inventions as follows:

California Labor Code Section 2870.

“(a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

(1) Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or

(2) Result from any work performed by the employee for the employer.

(b) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of the State of California and is unenforceable.”

The Proprietary Information And Confidentiality Agreement signed by employee does not include the assignment of any such inventions excluded from assignment by the provisions of California Labor Code Section 2870.

The employee shall bear the burden of proving to the Company that an invention developed or conceived by employee qualifies fully under Section 2870 so as to be excluded from assignment to the Company.

The employee may be required to provide for full title to certain patents and inventions to be in the name of the United States, as may be required by certain contracts between the Company and the United States or any of its agencies.

Exhibit B

ANNIE’S, INC.

OMNIBUS INCENTIVE PLAN

ARTICLE I

PURPOSE AND ADOPTION OF THE PLAN

1.01. Purpose. The purpose of the Annie’s, Inc. Omnibus Incentive Plan (as amended from time to time, the “Plan”) is to assist in attracting and retaining highly competent employees, directors and Consultants, to act as an incentive in motivating selected employees, directors and Consultants of the Company and its Subsidiaries to achieve long-term corporate objectives and to, following the Transition Period, enable stock-based and cash-based incentive awards to qualify as performance-based compensation for purposes of the tax deduction limitations under Section 162(m) of the Code.

1.02. Adoption and Term. The Plan shall be effective immediately prior to the consummation of the Company’s initial public offering (the “Effective Date”). The Plan shall remain in effect until the tenth anniversary of the Effective Date, or until terminated by action of the Board, whichever occurs sooner.

ARTICLE II

DEFINITIONS

For the purpose of this Plan, capitalized terms shall have the following meanings:

2.01. Affiliate means an entity in which the Company has a controlling interest or such entity has a controlling interest in the Company, in either case directly or indirectly through one or more intermediaries; provided, however, for purposes of any grant of an Incentive Stock Option, “Affiliate” means a corporation which, for purposes of Section 424 of the Code, is a parent or subsidiary of the Company, directly or indirectly. For purposes of this definition, the term “controlling interest” shall have the meaning given such term with respect to Section 409A of the Code and Treas. Reg. Sec. 1.409A-1(b)(5)(iii)(E)(1).

2.02. Award means any one or a combination of Non-Qualified Stock Options or Incentive Stock Options described in Article VI, Stock Appreciation Rights described in Article VI, Restricted Shares and Restricted Stock Units described in Article VII, Performance Awards described in Article VIII, other stock-based Awards described in Article IX, cash-based incentive Awards described in Article X or any other award made under the terms of the Plan.

2.03. Award Agreement means a written agreement between the Company and a Participant or a written acknowledgment from the Company to a Participant specifically setting forth the terms and conditions of an Award granted under the Plan.

2.04. Award Period means, with respect to an Award, the period of time, if any, set forth in the Award Agreement during which specified target performance goals must be achieved or other conditions set forth in the Award Agreement must be satisfied.

2.05. Beneficiary means an individual, trust or estate who or which, by a written designation of the Participant filed with the Company, or if no such written designation is filed, by operation of law, succeeds to the rights and obligations of the Participant under the Plan and the Award Agreement upon the Participant’s death.

2.06. Board means the Board of Directors of the Company.

2.07. Cause unless otherwise defined in the applicable Award Agreement, shall have the same meaning as that term is defined in a Participant’s offer letter or other applicable employment agreement; or, if there is no such definition, “Cause” means, as determined by the Committee in good faith, (a) willful misconduct in connection with the Participant’s performance of services for the Company or any Affiliate, or (b) a Participant’s willful failure to perform his or her services in the best interest of the Company, as determined by the Committee, which determination shall be final and conclusive.

2.08. Change in Control means, and shall be deemed to have occurred upon the occurrence of, any one of the following events:

(a) The acquisition in one or more transactions, other than from the Company, by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act), other than the Company, a Subsidiary, an Affiliate or any employee benefit plan (or related trust) sponsored or maintained by the Company, a Subsidiary or an Affiliate, of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of a number of the Company’s Voting Securities in excess of 50% of the Company’s Voting Securities;

(b) Any election has occurred of persons to the Board that causes two-thirds of the Board to consist of persons other than (i) persons who were members of the Board on the Effective Date of the Plan and (ii) persons who were nominated for election as members of the Board at a time when two-thirds of the Board consisted of persons who were members of the Board on the Effective Date of the Plan, provided, however, that any person nominated for election by a Board at least two-thirds of whom constituted persons described in clauses (i) and/or (ii) or by persons who were themselves nominated by such Board shall, for this purpose, be deemed to have been nominated by a Board composed of persons described in clause (i);

(c) The consummation (i.e. closing) of a reorganization, merger or consolidation involving the Company, unless, following such reorganization, merger or consolidation, all or substantially all of the individuals and entities who were the respective beneficial owners of the Outstanding Common Stock and the Company’s Voting Securities immediately prior to such reorganization, merger or consolidation, following such reorganization, merger or consolidation beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors or trustees, as the case may be, of the entity resulting from such reorganization, merger or consolidation in substantially the same proportion as their ownership of the Outstanding Common Stock and the Company’s Voting Securities immediately prior to such reorganization, merger or consolidation, as the case may be;

(d) The consummation (i.e. closing) of a sale or other disposition of all or substantially all the assets of the Company, unless, following such sale or disposition, all or substantially all of the individuals and entities who were the respective beneficial owners of the Outstanding Common Stock and the Company’s Voting Securities immediately prior to such sale or disposition, following such sale or disposition beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors or trustees, as the case may be, of the entity purchasing such assets in substantially the same proportion as their ownership of the Outstanding Common Stock and the Company’s Voting Securities immediately prior to such sale or disposition, as the case may be; or

(e) a complete liquidation or dissolution of the Company.

Notwithstanding the foregoing, with respect to any payment pursuant to a Section 409A Covered Award that is triggered upon a Change in Control, a transaction shall not be deemed to be a Change in Control unless such transaction constitutes a “change in control event” within the meaning of Section 409A of the Code.

2.09. Code means the Internal Revenue Code of 1986, as amended. References to a section of the Code shall include that section and any comparable section or sections of any future legislation that amends, supplements or supersedes said section.

2.10. Committee means the Compensation Committee of the Board or such other committee or subcommittee of the Board appointed from time to time by the Board, which Compensation Committee or other committee or subcommittee shall consist of two or more non-employee directors, each of whom is intended to be (i) to the extent required by Rule 16b-3, a “nonemployee director” as defined in Rule 16b-3; (ii) to the extent required by Section 162(m) of the Code following the Transition Period, an “outside director” as defined under Section 162(m) of the Code; (iii) an “independent director” as defined under the applicable stock exchange rule; and (iv) as may be applicable, “independent” as provided pursuant to rules promulgated by the Securities and Exchange Commission under The Dodd-Frank Wall Street Reform and Consumer Protection Act. To the extent that no Committee exists which has the authority to administer the Plan, the functions of the Committee shall be exercised by the Board. If for any reason the appointed Committee does not meet the requirements of Rule 16b-3 or Section 162(m) of the Code, such noncompliance shall not affect the validity of Awards, grants, interpretations or other actions of the Committee.

2.11. Common Stock means the common stock of the Company, par value $0.001 per share.

2.12. Company means Annie’s, Inc., a Delaware corporation, and its successors.

2.13. Company’s Voting Securities means the combined voting power of all outstanding voting securities of the Company entitled to vote generally in the election of directors to the Board.

2.14. “Consultant” means any natural person who provides bona fide consulting or advisory services to the Company or its Affiliates pursuant to a written agreement, which are not in connection with the offer and sale of securities in a capital-raising transaction, and do not, directly or indirectly, promote or maintain a market for the Company’s or its Affiliates’ securities.

2.15. Date of Grant means the date designated by the Committee as the date as of which it grants an Award, which shall not be earlier than the date on which the Committee approves the granting of such Award.

2.16. Dividend Equivalent Account means a bookkeeping account in accordance with Section 11.17 and related to an Award that is credited with the amount of any cash dividends or stock distributions that would be payable with respect to the shares of Common Stock subject to such Awards had such shares been outstanding shares of Common Stock.

2.17. Exchange Act means the Securities Exchange Act of 1934, as amended.

2.18. Exercise Price means, with respect to Options, the amount established by the Committee in the Award Agreement in accordance with Section 6.01(b) which is required to purchase each share of Common Stock upon exercise of the Option, or with respect to a Stock Appreciation Right, the amount established by the Committee in the Award Agreement in accordance with Section 6.02(b) which is to be subtracted from the Fair Market Value on the date of exercise in order to determine the amount of the payment to be made to the Participant.

2.19. Fair Market Value means, on any date, (i) the closing sale price of a share of Common Stock as reported on an established stock exchange on which the Common Stock is regularly traded on such date or, if there were no sales on such date, on the last date preceding such date on which a sale was reported; or (ii) if shares of Common Stock are not listed for trading on an established stock exchange, Fair Market Value shall be determined by the Committee in good faith and otherwise in accordance with Section 409A of the Code, and any regulations and other guidance thereunder.

2.20. Incentive Stock Option means a stock option within the meaning of Section 422 of the Code.

2.21. Merger means any merger, reorganization, consolidation, exchange, transfer of assets or other transaction having similar effect involving the Company.

2.22. Non-Qualified Stock Option means a stock option which is not an Incentive Stock Option.

2.23. Options means all Non-Qualified Stock Options and Incentive Stock Options granted at any time under the Plan.

2.24. Outstanding Common Stock means, at any time, the issued and outstanding shares of Common Stock.

2.25. Participant means a person designated to receive an Award under the Plan in accordance with Section 5.01.

2.26. Performance Awards means Awards granted in accordance with Article VIII.

2.27. Performance Goals means sales; net sales; return on sales; revenue, net revenue, gross revenue, product revenue or system-wide revenue (including growth of same); operating income (before or after taxes); pre- or after-tax income or loss (before or after allocation of corporate overhead and bonus); earnings or loss per share (including on a diluted or undiluted basis, before or after taxes); net income or loss (before or after taxes); return on equity; stockholder return or total stockholder return; return on assets or net assets; price of the shares or any other publicly-traded securities of the Company; market share; enterprise value; gross profits; gross or net profit margin; gross profit growth; net operating profit (before or after taxes); operating earnings; earnings or losses or net earnings or losses (including earnings or losses before taxes, before interest and taxes, or before interest, taxes, depreciation and/or amortization); economic value-added models or “value creation” or similar metrics; comparisons with various stock market indices; reductions in costs; cash flow (including, but not limited to, operating cash flow and free cash flow) or cash flow per share (before or after dividends); return on capital (including return on total capital or return on invested capital); cash flow return on investment; cash flow return on capital; improvement in or attainment of expense levels or working capital levels, including cash, inventory and accounts receivable; general and administrative expense savings; inventory control; operating margin; gross margin; year-end cash; cash margin; debt reduction; stockholders equity; return on stockholders’ equity; operating efficiencies; cost reduction or savings; customer satisfaction; client retention; customer growth; employee satisfaction; productivity or productivity ratios; financial ratios, including those measuring liquidity, activity, profitability or leverage; cost of capital or assets under management; financing and other capital raising transactions (including sales of the Company’s equity or debt securities); debt level year-end cash position; book value; factoring transactions; competitive market metrics implementation, completion or attainment of measurable objectives with respect to research, development, manufacturing, commercialization, products or projects, production volume levels, acquisitions and divestitures, succession and hiring projects, reorganization and other corporate transactions, expansions of specific business operations and meeting divisional or project budgets; any one of such Goals may be measured with respect to the Company or any one or more of its Subsidiaries, Affiliates or divisions and either in absolute terms or as compared to another company or companies.

2.28. Plan has the meaning given to such term in Section 1.01.

2.29. Registration Date means the first date (i) on which the Company sells its Common Stock in a bona fide, firm commitment underwriting pursuant to a registration statement under the Securities Act or (ii) any class of common equity securities of the Company are required to be registered under Section 12 of the Exchange Act.

2.30. Restricted Shares means Common Stock subject to restrictions imposed in connection with Awards granted under Article VII.

2.31. Restricted Stock Unit means a unit representing the right to receive Common Stock or the value thereof in the future subject to restrictions imposed in connection with Awards granted under Article VII.

2.32. Rule 16b-3 means Rule 16b-3 promulgated by the Securities and Exchange Commission under Section 16 of the Exchange Act, as the same may be amended from time to time, and any successor rule.

2.33. Section 409A Covered Award means an Award granted under the Plan that constitutes “non-qualified deferred compensation” pursuant to Section 409A of the Code.

2.34. Securities Act means the Securities Act of 1933, as amended.

2.35. Stock Appreciation Rights means awards granted in accordance with Article VI.

2.36. Subsidiary means a subsidiary corporation of the Company within the meaning of Section 424(f) of the Code.

2.37. Substitute Award means any Award granted in assumption of or in substitution for an award of a company or business acquired by the Company or a Subsidiary or with which the Company or a Subsidiary combines

2.38. Termination of Service means the voluntary or involuntary termination of a Participant’s service as an employee, director or Consultant with the Company or a Subsidiary for any reason, including death, disability, retirement or as the result of the divestiture of the Participant’s employer or any similar transaction in which the Participant’s employer ceases to be the Company or a Subsidiary; provided, that unless otherwise set forth in an Award Agreement, if a Participant ceases to provide services in one capacity and commences to provide services to the Company or an Affiliate in another capacity (i.e., an employee becomes a Consultant upon termination of employment), then a Termination of Service shall not be deemed to have occurred until such time as the Participant is no longer providing services to the Company or Affiliate in such other capacity. Whether entering military or other government service shall constitute Termination of Service, or whether and when a Termination of Service shall occur as a result of disability, shall be determined in each case by the Committee in its sole discretion.

2.39. Transition Period means the period beginning with the Registration Date and ending as of the earlier of: (i) the date of the first annual meeting of stockholders of the Company at which directors are to be elected that occurs after the close of the third calendar year following the calendar year in which the Registration Date occurs; or (ii) the expiration of the “reliance period” under Treasury Regulation Section 1.162-27(f)(2).

ARTICLE III

ADMINISTRATION

3.01. Committee.

(a) Duties and Authority. The Plan shall be administered by the Committee and the Committee shall have exclusive and final authority in each determination, interpretation or other action affecting the Plan and its Participants. The Committee shall have the sole discretionary authority to interpret the Plan, to establish and modify administrative rules for the Plan, to impose such conditions and restrictions on Awards as it determines appropriate, and to make all factual determinations with respect to and take such steps in connection with the Plan and Awards granted hereunder as it may deem necessary or advisable. Following the Transition Period, with regard to any provision of the Plan or any Award Agreement that is intended to comply with Section 162(m) of the Code, any action by the Committee shall be permitted only to the extent such action would be permitted under Section 162(m) of the Code. Solely to the extent permitted by applicable law, the Committee may delegate such of its powers and authority under the Plan as it deems appropriate to a subcommittee of the Committee or designated officers or employees of the Company. In addition, the full Board may exercise any of the powers and authority of the Committee under the Plan. In the event of such delegation of authority or exercise of authority by the Board, references in the Plan to the Committee shall be deemed to refer, as appropriate, to the delegate of the Committee or the Board.

(b) Indemnification. Each person who is or shall have been a member of the Board or the Committee, or an officer or employee of the Company to whom authority was delegated in accordance with the Plan, shall be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by such individual in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such action, suit, or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf; provided, however, that the foregoing indemnification shall not apply to any loss, cost, liability, or expense that is a result of his or her own willful misconduct. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s Articles of Incorporation or Bylaws, conferred in a separate agreement with the Company, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

3.02. Limitation on Vesting for Awards. Notwithstanding any provision of the Plan to the contrary, any stock-settled Award that vests solely on the basis of the passage of time (e.g., not on the basis of achievement of performance goals) shall not vest more quickly than ratably over a three (3)-year period following the Date of Grant and any stock-settled Award that vests based solely on the achievement of performance goals shall not vest more quickly than one year following the Date of Grant, except that the Award Agreement may reflect, or the Committee may in its discretion provide after the Date of Grant for, earlier or accelerated vesting (on a full or pro rata basis) (i) in the event of the Participant’s death or disability, (ii) upon a Change in Control, or (iii) in connection with establishing the terms and conditions of employment of a Participant necessary for the recruitment of the Participant. The provisions of this Section 3.02 shall not apply to (a) Awards granted to non-employee directors or Consultants of the Company or its Affiliates, (b) Awards granted in connection with the Company’s initial public offering, (c) Substitute Awards, or (d) Awards involving an aggregate number of shares of Common Stock not exceeding 4% of the number of shares available for Awards under the first sentence of Section 4.01.

ARTICLE IV

SHARES

4.01. Number of Shares Issuable. Subject to adjustment in accordance with Section 11.07, the total number of shares of Common Stock authorized to be issued under the Plan in connection with Awards, including Incentive Stock Option Awards, shall be 867,570. The shares to be offered under the Plan shall be authorized and unissued Common Stock, or issued Common Stock that shall have been reacquired by the Company.

4.02. Shares Subject to Terminated Awards. If any portion or all of an Award is forfeited, cancelled, exchanged or surrendered or if an Award otherwise terminates or expires without a distribution of shares to the Participant, the shares of Company Stock underlying such Award shall, to the extent of any such forfeiture, cancellation, exchange, surrender, termination or expiration, again be available for Awards under the Plan. The number of shares of Common Stock available for the purpose of Awards under the Plan shall be reduced by (i) the total number of Stock Options, Stock Appreciation Rights or Other Stock-Based Awards (subject to exercise) that have been exercised, regardless of whether any of the shares of Common Stock underlying such Awards are not actually issued to the Participant as the result of a net settlement, and (ii) any shares of Common Stock used to pay any exercise price or tax withholding obligation with respect to any Award. In addition, the Company may not use the cash proceeds it receives from Stock Option exercises to repurchase shares of Common Stock on the open market for reuse under the Plan. Notwithstanding anything to the contrary herein, Awards that may be settled solely in cash shall not be deemed to use any shares of Common Stock which may be issued under the Plan.

4.03. Substitute Awards and Shares Issuable under Acquired Company Plans. Substitute Awards shall not be counted against or otherwise reduce the number of shares available for future issuance under the Plan. In addition, if a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines has shares available under a pre-existing plan approved by stockholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the shares available for future issuance under the Plan. Awards using such available shares under acquired plans shall not be made after the date awards could have been made under the terms of the acquired plan, absent the acquisition or combination, and shall only be made to individuals who were not eligible to participate in the Plan prior to such acquisition or combination.

ARTICLE V

PARTICIPATION

5.01. Eligible Participants. Participants in the Plan shall be such employees, non-employee directors and Consultants of the Company and its Subsidiaries or Affiliates as the Committee, in its sole discretion, may designate from time to time. The Committee’s designation of a Participant in any year shall not require the Committee to designate such person to receive Awards or grants in any other year. The designation of a Participant to receive Awards or grants under one portion of the Plan does not require the Committee to include such Participant under other portions of the Plan. The Committee shall consider such factors as it deems pertinent in selecting Participants and in determining the type and amount of their respective Awards.

5.02. Performance-Based Award Limits. Subject to adjustment in accordance with Section 11.07, in any calendar year following the Transition Period, no Participant shall be granted Awards in respect of more than 150,000 shares of Common Stock (whether through grants of Options or other Awards of Common Stock or rights with respect thereto) or cash-based Awards for more than $750,000. Notwithstanding the foregoing, following the Transition Period the Committee may grant Awards to a Participant in excess of the preceding Award limits if the Committee expressly determines that a particular Award shall not be designed to qualify as “performance-based compensation” for purposes of Section 162(m) of the Code.

ARTICLE VI

STOCK OPTIONS

6.01. Option Awards.

(a) Grant of Options. The Committee may grant, to such Participants as the Committee may select, Options entitling the Participant to purchase shares of Common Stock from the Company in such number, at such price, and on such terms and subject to such conditions, not inconsistent with the terms of this Plan, as may be established by the Committee. The terms of any Option granted under this Plan shall be set forth in an Award Agreement.

(b) Exercise Price of Options. The Exercise Price of each share of Common Stock which may be purchased upon exercise of any Option granted under the Plan shall not be less than 100% of the Fair Market Value of the Common Stock on the Date of Grant.

(c) Designation of Options. The Committee shall designate, at the time of the grant of each Option, the Option as an Incentive Stock Option or a Non-Qualified Stock Option; provided, however, that an Option may be designated as an Incentive Stock Option only if the applicable Participant is an employee of the Company or a Subsidiary on the Date of Grant.

(d) Special Incentive Stock Option Rules. To the extent that the aggregate Fair Market Value (determined as of the time the Option is granted) of the shares of Common Stock with respect to which Incentive Stock Options are exercisable for the first time by a Participant during any calendar year (under all plans of the Company and its parent and subsidiary corporations) exceeds $100,000, such Incentive Stock Options shall constitute Non-Qualified Stock Options. For purposes of this Section 6.01(d), Incentive Stock Options shall be taken into account in the order in which they were granted. If pursuant to the above, an Incentive Stock Option is treated as an Incentive Stock Option in part and a Non-Qualified Stock Option in part, the Participant may designate at the time of exercise which portion shall be deemed to be exercised, and in the absence of such express designation in writing, the portion of the Option treated as an Incentive Stock Option shall be deemed to be exercised first. Further, no Incentive Stock Option shall be granted to any person who, at the time the Option is granted, owns stock (including stock owned by application of the constructive ownership rules in Section 424(d) of the Code) possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company, unless at the time the Incentive Stock Option is granted the Exercise Price of the Option is at least one hundred ten percent (110%) of the Fair Market Value of the Common Stock subject to the Incentive Stock Option and the Incentive Stock Option, by its terms, is not exercisable for more than five years from the Date of Grant.

6.02. Stock Appreciation Rights.

(a) Stock Appreciation Right Awards. The Committee is authorized to grant to any Participant one or more Stock Appreciation Rights. Upon exercise of a Stock Appreciation Right with respect to a share of Common Stock, the Participant shall be entitled to receive an amount equal to the excess, if any, of (i) the Fair Market Value of a share of Common Stock on the date of exercise over (ii) the Exercise Price of such Stock Appreciation Right established in the Award Agreement, which amount shall be payable as provided in Section 6.02(c).

(b) Exercise Price. The Exercise Price of any Stock Appreciation Right granted under this Plan shall be determined by the Committee, but shall not be less than 100% of the Fair Market Value of the Common Stock on the Date of Grant.

(c) Payment of Incremental Value. Any payment which may become due from the Company by reason of a Participant’s exercise of a Stock Appreciation Right may be paid to the Participant as determined by the Committee (i) all in cash, (ii) all in Common

Stock, or (iii) in any combination of cash and Common Stock. In the event that all or a portion of the payment is made in Common Stock, the number of shares of Common Stock delivered in satisfaction of such payment shall be determined by dividing the amount of such payment or portion thereof by the Fair Market Value on the exercise date. No fractional share of Common Stock shall be issued to make any payment in respect of Stock Appreciation Rights; if any fractional share would be issuable, the combination of cash and Common Stock payable to the Participant shall be adjusted as directed by the Committee to avoid the issuance of any fractional share

6.03. Terms of Stock Options and Stock Appreciation Rights.

(a) Conditions on Exercise. An Award Agreement with respect to Options or Stock Appreciation Rights may contain such waiting periods, exercise dates and restrictions on exercise (including, but not limited to, periodic installments or automatic exercise of in-the-money Options upon expiration) as may be determined by the Committee at the time of grant.

(b) Duration of Options. Options shall terminate upon the first to occur of the following events:

(i) Expiration of the Option or Stock Appreciation Right as provided in the Award Agreement; or

(ii) Termination of the Award in the event of a Participant’s Termination of Service as provided in the Award Agreement; or

(iii) Ten years from the Date of Grant (five years in certain cases, as described in Section 6.01(d)).

(c) Extension of Exercise Time. The Committee, in its sole discretion, shall have the right (but shall not be obligated), exercisable on or at any time after the Date of Grant, to extend the exercise period of an Option beyond the termination or expiration of the Option under the terms of the Award Agreement; provided, in no event shall the exercise period be extended beyond the date set forth in Section 6.03(b)(iii).

(d) Rights as a Shareholder. A Participant shall have no rights as a shareholder with respect to Common Stock covered by any Options or Stock Appreciation Rights until such Participant shall have become the owner of record of any such shares, and no adjustment shall be made for dividends in cash or other property or distributions or other rights with respect to any such Common Stock for which the record date is prior to the date on which such Participant shall have become the owner of record of any such shares; provided, however, that Participants are entitled to share adjustments to reflect capital changes under Section 11.07.

6.04. Exercise Procedures. Each Option or Stock Appreciation Right granted under the Plan shall be exercised prior to the close of business on the expiration date of the Award by notice to the Company or by such other method as provided in the Award Agreement or as the Committee may establish or approve from time to time. The Exercise Price of shares purchased upon exercise of an Option granted under the Plan shall be paid in full in cash by the Participant pursuant to the Award Agreement; provided, however, that the Committee may (but shall not be required to) permit payment to be made (a) by tendering (either by actual delivery or attestation) previously acquired shares of Common Stock, (b) by a “net exercise” method under which the Company reduces the number of shares of Common Stock issued upon exercise by the largest whole number of shares with a Fair Market Value that does not exceed the aggregate Exercise Price, or (c) such other consideration as the Committee deems appropriate and in compliance with applicable law (including payment under an arrangement constituting a brokerage transaction as permitted under the provisions of Regulation T applicable to cashless exercises promulgated by the Federal Reserve Board, unless prohibited by Section 402 of the Sarbanes-Oxley Act of 2002). In the event that any Common Stock shall be transferred to the Company to satisfy all or any part of the Exercise Price, the part of the Exercise Price deemed to have been satisfied by such transfer of Common Stock shall be equal to the product derived by multiplying the Fair Market Value as of the date of exercise times the number of shares of Common Stock transferred to the Company. The Participant may not transfer to the Company in satisfaction of the Exercise Price any fractional share of Common Stock. Any part of the Exercise Price paid in cash upon the exercise of any Option shall be added to the general funds of the Company and may be used for any proper corporate purpose. Unless the Committee shall otherwise determine, any Common Stock transferred to the Company as payment of all or part of the Exercise Price upon the exercise of any Option shall be held as treasury shares.

6.05. Change in Control. With respect to each Award of Options or Stock Appreciation Rights, the Committee shall determine whether and to what extent such Award will become immediately and fully exercisable in the event of a Change in Control or upon the occurrence of one or more specified conditions following a Change in Control. Such provisions relating to the effect of a Change in Control on an outstanding Award of Options shall be set forth in the applicable Award Agreement.

ARTICLE VII

RESTRICTED SHARES AND RESTRICTED STOCK UNITS

7.01. Award of Restricted Stock and Restricted Stock Units. The Committee may grant to any Participant an Award of Restricted Shares consisting of a specified number of shares of Common Stock issued to the Participant subject to such terms, conditions and forfeiture and transfer restrictions, whether based on performance standards, periods of service, retention by the Participant of ownership of specified shares of Common Stock or other criteria, as the Committee shall establish. The Committee may also grant Restricted Stock Units representing the right to receive shares of Common Stock in the future subject to such terms, conditions and restrictions, whether based on performance standards, periods of service, retention by the Participant of ownership of specified shares of Common Stock or other criteria, as the Committee shall establish. With respect to performance-based Awards of Restricted Shares or Restricted Stock Units granted following the Transition Period that are intended to qualify as “performance-based” compensation for purposes of Section 162(m) of the Code, performance targets will consist of specified levels of one or more of the Performance Goals. The terms of any Restricted Share and Restricted Stock Unit Awards granted under this Plan shall be set forth in an Award Agreement which shall contain provisions determined by the Committee and not inconsistent with this Plan.

7.02. Restricted Shares.

(a) Issuance of Restricted Shares. As soon as practicable after the Date of Grant of a Restricted Share Award by the Committee, the Company shall cause to be transferred on the books of the Company, or its agent, Common Stock, registered on behalf of the Participant, evidencing the Restricted Shares covered by the Award, but subject to forfeiture to the Company as of the Date of Grant if an Award Agreement with respect to the Restricted Shares covered by the Award is not duly executed by the Participant and timely returned to the Company. All Common Stock covered by Awards under this Article VII shall be subject to the restrictions, terms and conditions contained in the Plan and the Award Agreement entered into by the Participant. Until the lapse or release of all restrictions applicable to an Award of Restricted Shares, the share certificates representing such Restricted Shares may be held in custody by the Company, its designee, or, if the certificates bear a restrictive legend, by the Participant. Upon the lapse or release of all restrictions with respect to an Award as described in Section 7.02(d), one or more share certificates, registered in the name of the Participant, for an appropriate number of shares as provided in Section 7.02(d), free of any restrictions set forth in the Plan and the Award Agreement shall be delivered to the Participant.

(b) Shareholder Rights. Beginning on the Date of Grant of the Restricted Share Award and subject to execution of the Award Agreement as provided in Section 7.02(a), the Participant shall become a shareholder of the Company with respect to all shares subject to the Award Agreement and shall have all of the rights of a shareholder, including, but not limited to, the right to vote such shares and the right to receive dividends; provided, however, that any Common Stock distributed as a dividend or otherwise with respect to any Restricted Shares as to which the restrictions have not yet lapsed, shall be subject to the same restrictions as such Restricted Shares and held or restricted as provided in Section 7.02(a).

(c) Restriction on Transferability. None of the Restricted Shares may be assigned or transferred (other than by will or the laws of descent and distribution, or to an inter vivos trust with respect to which the Participant is treated as the owner under Sections 671 through 677 of the Code, except to the extent that Section 16 of the Exchange Act limits a Participant’s right to make such transfers), pledged or sold prior to lapse of the restrictions applicable thereto.

(d) Delivery of Shares upon Vesting. Upon expiration or earlier termination of the forfeiture period without a forfeiture and the satisfaction of or release from any other conditions prescribed by the Committee, or at such earlier time as provided under the provisions of Sections 3.02 and 7.04, the restrictions applicable to the Restricted Shares shall lapse. As promptly as administratively feasible thereafter, subject to the requirements of Section 11.05, the Company shall deliver to the Participant or, in case of the Participant’s death, to the Participant’s Beneficiary, one or more share certificates for the appropriate number of shares of Common Stock, free of all such restrictions, except for any restrictions that may be imposed by law.

(e) Forfeiture of Restricted Shares. Subject to Sections 3.02 and 7.04, all Restricted Shares shall be forfeited and returned to the Company and all rights of the Participant with respect to such Restricted Shares shall terminate if the Participant incurs a Termination of Service prior to the expiration of the forfeiture period for such Restricted Shares or otherwise fails to satisfy any and all other conditions set forth in the Award Agreement. Subject to Section 3.02, the Committee shall determine the forfeiture period (which may, but need not, lapse in installments) and any other terms and conditions applicable with respect to any Restricted Share Award.

7.03. Restricted Stock Units.

(a) Settlement of Restricted Stock Units. Payments shall be made to Participants with respect to their Restricted Stock Units as soon as practicable after the Committee has determined that the terms and conditions applicable to such Award have been satisfied or at a later date if distribution has been deferred. Payments to Participants with respect to Restricted Stock Units shall be made in the form of Common Stock, or cash or a combination of both, as the Committee may determine. The amount of any cash to be paid in lieu of Common Stock shall be determined on the basis of the Fair Market Value of the Common Stock on the date any such payment is processed. As to shares of Common Stock which constitute all or any part of such payment, the Committee may impose such restrictions concerning their transferability and/or their forfeiture as may be provided in the applicable Award Agreement or as the Committee may otherwise determine, provided such determination is made on or before the date certificates for such shares are first delivered to the applicable Participant.

(b) Shareholder Rights. Until the lapse or release of all restrictions applicable to an Award of Restricted Stock Units, no shares of Common Stock shall be issued in respect of such Awards and no Participant shall have any rights as a shareholder of the Company with respect to the shares of Common Stock covered by such Award of Restricted Stock Units.

(c) Dividend Equivalents. For any Restricted Stock Unit granted under the Plan, the Committee shall have the discretion, upon the Date of Grant or thereafter, to establish a Dividend Equivalent Account with respect to the Restricted Stock Unit, in accordance with Section 11.17.

(d) Deferral of Payment. If approved by the Committee and set forth in the applicable Award Agreement, a Participant may elect to defer the amount payable with respect to the Participant’s Restricted Stock Units in accordance with such terms as may be established by the Committee and in a manner intended to comply with, or be exempt from, Section 409A of the Code.

7.04. Change in Control. With respect to each Award of Restricted Shares or Restricted Stock Units, the Committee shall determine whether and to what extent such Award will become immediately and fully vested and nonforfeitable in the event of a Change in Control or upon the occurrence of one or more specified conditions following a Change in Control. Such provisions relating to the effect of a Change in Control on an outstanding Award of Restricted Shares or Restricted Stock Units shall be set forth in the applicable Award Agreement.

ARTICLE VIII

PERFORMANCE AWARDS

8.01. Performance Awards.

(a) Award Periods and Calculations of Potential Incentive Amounts. The Committee may grant Performance Awards to Participants. A Performance Award shall consist of the right to receive a payment (measured by the Fair Market Value of a specified number of shares of Common Stock, increases in such Fair Market Value during the Award Period and/or a fixed cash amount) contingent upon the extent to which certain predetermined performance targets have been met during an Award Period. The Award Period shall be a period of not less than one fiscal or calendar year as determined by the Committee. The Committee, in its discretion and under such terms as it deems appropriate, may permit Participants to receive Performance Awards after an Award Period has commenced.

(b) Performance Targets. The performance targets may include such goals related to the performance of the Company or, where relevant, any one or more of its Subsidiaries, Affiliates or divisions and/or the performance of a Participant as may be established by the Committee in its discretion. In the case of Performance Awards granted following the Transition Period that are intended to qualify as “performance-based” compensation for purposes of Section 162(m) of the Code, the targets will be limited to specified levels of one or more of the Performance Goals. The performance targets established by the Committee may vary for different Award Periods and need not be the same for each Participant receiving a Performance Award in an Award Period. Except to the extent inconsistent with the performance-based compensation exception under Section 162(m) of the Code, in the case of Performance Awards granted following the Transition Period to employees to whom such section is applicable, the Committee, in its discretion, but only under extraordinary circumstances as determined by the Committee, may change any prior determination of performance targets for any Award Period at any time prior to the final determination of the Award when events or transactions occur to cause the performance targets to be an inappropriate measure of achievement.

(c) Earning Performance Awards. The Committee, at or as soon as practicable after the Date of Grant, shall prescribe a formula to determine the percentage of the Performance Award to be earned based upon the degree of attainment of the applicable performance targets.

(d) Payment of Earned Performance Awards. Subject to the requirements of Section 11.05, payments of earned Performance Awards shall be made in cash or Common Stock, or a combination of cash and Common Stock, in the discretion of the Committee. The Committee, in its sole discretion, may define, and set forth in the applicable Award Agreement, such terms and conditions with respect to the payment of earned Performance Awards as it may deem desirable.

(e) Dividend Equivalents. For any Performance Award granted under the Plan, the Committee shall have the discretion, upon the Date of Grant or thereafter, to establish a Dividend Equivalent Account with respect to the Performance Award, in accordance with Section 11.17.

(f) Deferral of Payment. If approved by the Committee and set forth in the applicable Award Agreement, a Participant may elect to defer the amount payable with respect to the Participant’s Performance Award in accordance with such terms as may be established by the Committee, subject to the requirements of Section 409A of the Code.

8.02. Termination of Service. Subject to Section 8.03, in the event of a Participant’s Termination of Service during an Award Period, the Participant’s Performance Awards shall be forfeited except as may otherwise be provided in the applicable Award Agreement.

8.03. Change in Control. With respect to each Performance Award, the Committee shall determine whether and to what extent such Award will become immediately and fully vested and nonforfeitable in the event of a Change in Control or upon the occurrence of one or more specified conditions following a Change in Control. Such provisions relating to the effect of a Change in Control on an outstanding Performance Award shall be set forth in the applicable Award Agreement.

ARTICLE IX

OTHER STOCK-BASED AWARDS

9.01. Grant of Other Stock-Based Awards. Other stock-based awards, consisting of Substitute Awards, stock purchase rights (with or without loans to Participants by the Company containing such terms as the Committee shall determine), Awards of Common Stock, or Awards valued in whole or in part by reference to, or otherwise based on, Common Stock, may be granted either alone or in addition to or in conjunction with other Awards under the Plan. Subject to the provisions of the Plan, the Committee shall have sole and complete authority to determine the persons to whom and the time or times at which such Awards shall be made, the number of shares of Common Stock to be granted pursuant to such Awards, and all other conditions of the Awards. Any such Award shall be confirmed by an Award Agreement executed by the Committee and the Participant, which Award Agreement shall contain such provisions as the Committee determines to be necessary or appropriate to carry out the intent of this Plan with respect to such Award.

9.02. Terms of Other Stock-Based Awards. In addition to the terms and conditions specified in the Award Agreement, Awards made pursuant to this Article IX shall be subject to the following:

(a) Any Common Stock subject to Awards made under this Article IX may not be sold, assigned, transferred, pledged or otherwise encumbered prior to the date on which the shares are issued, or, if later, the date on which any applicable restriction, performance or deferral period lapses;

(b) For any such Award, the Committee shall have the discretion, upon the Date of Grant or thereafter, to establish a related Dividend Equivalent Account, in accordance with Section 11.17; and

(c) Subject to Section 3.02, the Award Agreement with respect to any Award shall contain provisions dealing with the disposition of such Award in the event of a Termination of Service prior to the exercise, payment or other settlement of such Award, with such provisions taking account of the specific nature and purpose of the Award.

ARTICLE X

CASH INCENTIVE AWARDS

10.01. Eligibility. Executive officers of the Company as determined from time to time by the Committee will be eligible to receive cash-based incentive awards under this Article X. Following the Transition Period, such executive officers shall include be executive officers who are determined from time to time by the Committee to be “covered employees” for purposes of Section 162(m) of the Code.

10.02. Awards.

(a) Performance Targets. The Committee shall establish objective performance targets based on specified levels of one or more of the Performance Goals. Following the Transition Period, such performance targets shall be established by the Committee on a timely basis to ensure that the targets are considered “preestablished” for purposes of Section 162(m) of the Code.

(b) Amounts of Awards. In conjunction with the establishment of performance targets for a fiscal year or such other performance period established by the Committee, the Committee shall adopt an objective formula (on the basis of percentages of Participants’ salaries, shares in a bonus pool or otherwise) for computing the respective amounts payable under the Plan to Participants if and to the extent that the performance targets are attained. Following the Transition Period, such formula shall comply with the requirements applicable to performance-based compensation plans under Section 162(m) of the Code and, to the extent based on percentages of a bonus pool, such percentages shall not exceed 100% in the aggregate.

(c) Payment of Awards. Awards will be payable to Participants in cash each year upon prior written certification by the Committee of attainment of the specified performance targets for the preceding fiscal year or other applicable performance period.

(d) Negative Discretion. Notwithstanding the attainment by the Company of the specified performance targets, the Committee shall have the discretion, which need not be exercised uniformly among the Participants, to reduce or eliminate the Award that would be otherwise paid.

(e) Guidelines. The Committee may adopt from time to time written policies for its implementation of this Article X. Such guidelines shall reflect the intention of the Company that following the Transition Period all payments hereunder qualify as performance-based compensation under Section 162(m) of the Code.

(f) Non-Exclusive Arrangement. The adoption and operation of this Article X shall not preclude the Board or the Committee from approving other cash-based incentive compensation arrangements for the benefit of individuals who are Participants hereunder as the Board or Committee, as the case may be, deems appropriate and in the best interests of the Company.

ARTICLE XI

TERMS APPLICABLE GENERALLY TO AWARDS GRANTED UNDER THE PLAN

11.01. Plan Provisions Control Award Terms. Except as provided in Section 11.16, the terms of the Plan shall govern all Awards granted under the Plan, and in no event shall the Committee have the power to grant any Award under the Plan which is contrary to any of the provisions of the Plan. In the event any provision of any Award granted under the Plan shall conflict with any provision in the Plan as constituted on the Date of Grant of such Award, the provision in the Plan as constituted on the Date of Grant of such Award shall control. Except as provided in Section 11.03 and Section 11.07, the terms of any Award granted under the Plan may not be changed after the Date of Grant of such Award so as to materially decrease the value of the Award without the express written approval of the holder.

11.02. Award Agreement. No person shall have any rights under any Award granted under the Plan unless and until the Company and the Participant to whom such Award shall have been granted shall have executed and delivered an Award Agreement or received any other Award acknowledgment authorized by the Committee expressly granting the Award to such person and containing provisions setting forth the terms of the Award.

11.03. Modification of Award After Grant. No Award granted under the Plan to a Participant may be modified (unless such modification does not materially decrease the value of the Award) after the Date of Grant except by express written agreement between the Company and the Participant, provided that any such change (a) shall not be inconsistent with the terms of the Plan, and (b) shall be approved by the Committee.

11.04. Limitation on Transfer. Except as provided in Section 7.02(c) in the case of Restricted Shares, a Participant’s rights and interest under the Plan may not be assigned or transferred other than by will or the laws of descent and distribution, and during the lifetime of a Participant, only the Participant personally (or the Participant’s personal representative) may exercise rights under the Plan. The Participant’s Beneficiary may exercise the Participant’s rights to the extent they are exercisable under the Plan following the death of the Participant. Notwithstanding the foregoing, to the extent permitted under Section 16(b) of the Exchange Act with respect to Participants subject to such Section, the Committee may grant Non-Qualified Stock Options that are transferable, without payment of consideration, to a “family member” as defined in Section A.1.(5) of the general instructions of Form S-8, as may be amended from time to time, and the Committee may also amend outstanding Non-Qualified Stock Options to provide for such transferability.

11.05. Taxes. The Company shall be entitled, if the Committee deems it necessary or desirable, to withhold (or secure payment from the Participant in lieu of withholding) the amount of any withholding or other tax required by law to be withheld or paid by the Company with respect to any amount payable and/or shares issuable under such Participant’s Award, or with respect to any income recognized upon a disqualifying disposition of shares received pursuant to the exercise of an Incentive Stock Option, and the Company may defer payment or issuance of the cash or shares upon exercise or vesting of an Award unless indemnified to its satisfaction against any liability for any such tax. The amount of such withholding or tax payment shall be determined by the Committee and shall be payable by the Participant at such time as the Committee determines in accordance with the following rules:

(a) The Committee may permit the Participant to elect to meet his or her withholding requirement (i) by having withheld from such Award at the appropriate time that number of shares of Common Stock, rounded down to the next whole share, whose Fair Market Value is equal to the amount of withholding taxes due, (ii) by direct payment to the Company in cash of the amount of any taxes required to be withheld with respect to such Award or (iii) by a combination of shares and cash.

(b) In the case of Participants who are subject to Section 16 of the Exchange Act, the Committee may impose such limitations and restrictions as it deems necessary or appropriate with respect to the delivery or withholding of shares of Common Stock to meet tax withholding obligations.

11.06. Surrender of Awards. Any Award granted under the Plan may be surrendered to the Company for cancellation on such terms as the Committee and the Award holder approve. With the consent of the Participant, the Committee may substitute a new Award under this Plan in connection with the surrender by the Participant of an equity compensation award previously granted under this Plan or any other plan sponsored by the Company; provided, however, that no such substitution shall be permitted without the approval of the Company’s shareholders if such approval is required by the rules of any applicable stock exchange.

11.07. Adjustments to Reflect Capital Changes.

(a) Recapitalization. In the event of any corporate event or transaction (including, but not limited to, a change in the Common Stock or the capitalization of the Company) such as a merger, consolidation, reorganization, recapitalization, separation, partial or complete liquidation, stock dividend, stock split, reverse stock split, split up, spin-off, or other distribution of stock or property of the Company, a combination or exchange of Common Stock, dividend in kind, or other like change in capital structure, number of outstanding shares of Common Stock, distribution (other than normal cash dividends) to shareholders of the Company, or any similar corporate event or transaction, the Committee, in order to prevent dilution or enlargement of Participants’ rights under this Plan, shall make equitable and appropriate adjustments and substitutions, as applicable, to or of the number and kind of shares subject to outstanding Awards, the Exercise Price for such shares, the number and kind of shares available for future issuance under the Plan and the maximum number of shares in respect of which Awards can be made to any Participant in any calendar year or other specified period, and other determinations applicable to outstanding Awards. The Committee shall have the power and sole discretion to determine the amount of the adjustment to be made in each case.

(b) Merger. After any Merger in which the Company is the surviving corporation, each Participant shall, at no additional cost, be entitled upon any exercise of all Options or receipt of other Award to receive (subject to any required action by shareholders), in lieu of the number of shares of Common Stock receivable or exercisable pursuant to such Award, the number and class of shares or other securities to which such Participant would have been entitled pursuant to the terms of the Merger if, at the time of the Merger, such Participant had been the holder of record of a number of shares equal to the number of shares receivable or exercisable pursuant to such Award. Comparable rights shall accrue to each Participant in the event of successive Mergers of the character described above. Notwithstanding Section 11.15, in the event of a Merger in which the Company is not the surviving corporation, outstanding Awards shall be subject to the agreement governing the Merger, which may provide, without limitation, for the assumption of Awards by the surviving corporation or its parent or subsidiary, for the substitution by the surviving corporation or its parent or subsidiary of its own awards for such Awards, for accelerated vesting and accelerated expiration, or for settlement in cash or cash equivalents. In any event, the exercise and/or vesting of any Award that was permissible solely by reason of this Section 11.07(b) shall be conditioned upon the consummation of the Merger.

11.08. No Right to Continued Service. No person shall have any claim of right to be granted an Award under this Plan. Neither the Plan nor any action taken hereunder shall be construed as giving any Participant any right to be retained in the service of the Company or any of its Subsidiaries.

11.09. Awards Not Includable for Benefit Purposes. Payments received by a Participant pursuant to the provisions of the Plan shall not be included in the determination of benefits under any pension, group insurance or other benefit plan applicable to the Participant which is maintained by the Company or any of its Subsidiaries, except as may be provided under the terms of such plans or determined by the Board.

11.10. Governing Law. All determinations made and actions taken pursuant to the Plan shall be governed by the laws of the State of Delaware and construed in accordance therewith.

11.11. No Strict Construction. No rule of strict construction shall be implied against the Company, the Committee, or any other person in the interpretation of any of the terms of the Plan, any Award granted under the Plan or any rule or procedure established by the Committee.

11.12. Compliance with Rule 16b-3. It is intended that, unless the Committee determines otherwise, Awards under the Plan be eligible for exemption under Rule 16b-3. The Board is authorized to amend the Plan and to make any such modifications to Award Agreements to comply with Rule 16b-3, as it may be amended from time to time, and to make any other such amendments or modifications as it deems necessary or appropriate to better accomplish the purposes of the Plan in light of any amendments made to Rule 16b-3.

11.13. Captions. The captions (i.e., all Section headings) used in the Plan are for convenience only, do not constitute a part of the Plan, and shall not be deemed to limit, characterize or affect in any way any provisions of the Plan, and all provisions of the Plan shall be construed as if no captions have been used in the Plan.

11.14. Severability. Whenever possible, each provision in the Plan and every Award at any time granted under the Plan shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of the Plan or any Award at any time granted under the Plan shall be held to be prohibited by or invalid under applicable law, then (a) such provision shall be deemed amended to accomplish the objectives of the provision as originally written to the fullest extent permitted by law and (b) all other provisions of the Plan and every other Award at any time granted under the Plan shall remain in full force and effect.

11.15. Amendment and Termination.

(a) Amendment. The Board shall have complete power and authority to amend the Plan at any time; provided, however, that the Board shall not, without the requisite affirmative approval of shareholders of the Company, make any amendment which requires shareholder approval under the Code or under any other applicable law or rule of any stock exchange which lists Common Stock or the Company’s Voting Securities. No termination or amendment of the Plan may, without the consent of the Participant to whom any Award shall theretofore have been granted under the Plan, adversely affect the right of such individual under such Award.

(b) Termination. The Board shall have the right and the power to terminate the Plan at any time. No Award shall be granted under the Plan after the termination of the Plan, but the termination of the Plan shall not have any other effect and any Award outstanding at the time of the termination of the Plan may be exercised after termination of the Plan at any time prior to the expiration date of such Award to the same extent such Award would have been exercisable had the Plan not terminated.

(c) No Repricing Without Shareholder Approval. Notwithstanding any provision herein to the contrary, the repricing of Options or Stock Appreciation Rights is prohibited without prior approval of the Company’s shareholders. For this purpose, a “repricing” means any of the following (or any other action that has the same effect as any of the following): (i) changing the terms of an Option or Stock Appreciation Right to lower its Exercise Price; (ii) any other action that is treated as a “repricing” under generally accepted accounting principles; and (iii) repurchasing for cash or canceling an Option or Stock Appreciation Right at a time when its Exercise Price is greater than the Fair Market Value of the underlying Common Stock in exchange for another Award, unless the cancellation and exchange occurs in connection with a change in capitalization or similar change under Section 11.07 above. Such cancellation and exchange as described in clause (iii) of the preceding sentence would be considered a “repricing” regardless of whether it is treated as a “repricing” under generally accepted accounting principles and regardless of whether it is voluntary on the part of the Participant.

11.16. Foreign Qualified Awards. Awards under the Plan may be granted to such employees of the Company and its Subsidiaries who are residing in foreign jurisdictions as the Committee in its sole discretion may determine from time to time. The Committee may adopt such supplements to the Plan as may be necessary or appropriate to comply with the applicable laws of such foreign jurisdictions and to afford Participants favorable treatment under such laws; provided, however, that no Award shall be granted under any such supplement with terms or conditions inconsistent with the provision set forth in the Plan.

11.17. Dividend Equivalents. For any Award granted under the Plan other than an Option or Stock Appreciation Right, the Committee shall have the discretion, upon the Date of Grant or thereafter, to establish a Dividend Equivalent Account with respect to the Award, and the applicable Award Agreement or an amendment thereto shall confirm such establishment. If a Dividend Equivalent Account is established, the following terms shall apply:

(a) Terms and Conditions. Dividend Equivalent Accounts shall be subject to such terms and conditions as the Committee shall determine and as shall be set forth in the applicable Award Agreement. Such terms and conditions may include, without limitation, for the Participant’s Account to be credited as of the record date of each cash dividend on the Common Stock with an amount equal to the cash dividends which would be paid with respect to the number of shares of Common Stock then covered by the related Award if such shares of Common Stock had been owned of record by the Participant on such record date.

(b) Unfunded Obligation. Dividend Equivalent Accounts shall be established and maintained only on the books and records of the Company and no assets or funds of the Company shall be set aside, placed in trust, removed from the claims of the Company’s general creditors, or otherwise made available until such amounts are actually payable as provided hereunder.

(c) Performance Award Limitations. Notwithstanding any other provision of this Section 11.17 or the Plan to the contrary, amounts credited to a Participant’s Dividend Equivalent Account with respect to any unvested portions of an Award whose vesting is subject to the achievement of specified Performance Goals or other performance-based criteria shall be subject to the same vesting or forfeiture restrictions as the shares or units underlying the Award to which such dividend equivalents relate.

11.18. Adjustment of Performance Goals and Targets. Notwithstanding any provision of the Plan to the contrary, the Committee shall have the authority to adjust any Performance Goal, performance target or other performance-based criteria established with respect to any Award under the Plan if circumstances occur (including, but not limited to, unusual or nonrecurring events, changes in tax laws or accounting principles or practices or changed business or economic conditions) that cause any such Performance Goal, performance target or performance-based criteria to be inappropriate in the judgment of the Committee; provided, that with respect to any Award granted following the Transition Period that is intended to qualify for the “performance-based compensation” exception under Section 162(m) of the Code and the regulations thereunder, any adjustment by the Committee shall be consistent with the requirements of Section 162(m) and the regulations thereunder.

11.19. Legality of Issuance. Notwithstanding any provision of this Plan or any applicable Award Agreement to the contrary, the Committee shall have the sole discretion to impose such conditions, restrictions and limitations (including suspending exercises of Options and the tolling of any applicable exercise period during such suspension) on the issuance of Common Stock with respect to any Award unless and until the Committee determines that such issuance complies with (i) any applicable registration requirements under the Securities Act (or the Committee has determined that an exemption therefrom is available), (ii) any applicable listing requirement of any stock exchange on which the Common Stock is listed, (iii) any applicable Corporate policy or administrative rules, and (iv) any other applicable provision of state, federal or foreign law, including foreign securities laws where applicable.

11.20. Restrictions on Transfer. Regardless of whether the offering and sale of Common Stock under the Plan have been registered under the Securities Act or have been registered or qualified under the securities laws of any state, the Company may impose restrictions upon the sale, pledge, or other transfer of such Common Stock (including the placement of appropriate legends on stock certificates) if, in the judgment of the Company and its counsel, such restrictions are necessary or desirable to achieve compliance with the provisions of the Securities Act, the securities laws of any state, the United States or any other applicable foreign law.

11.21. Further Assurances. As a condition to receipt of any Award under the Plan, a Participant shall agree, upon demand of the Company, to do all acts and execute, deliver and perform all additional documents, instruments and agreements which may be reasonably required by the Company, to implement the provisions and purposes of the Plan.

11.22. Compliance with Section 409A. Although the Company does not guarantee to a Participant the particular tax treatment of an Award granted under the Plan, the Plan is, and Awards made under the Plan are, intended to comply with, or be exempt from, the requirements of Section 409A of the Code, and the Plan and any Award Agreements shall be interpreted in a manner consistent with such intent. In addition, and notwithstanding any provision of the Plan to the contrary, the Company reserves the right to amend the Plan or any Award granted under the Plan, by action of the Committee, without the consent of any affected Participant, to the extent deemed necessary or appropriate for purposes of maintaining compliance with Section 409A of the Code and the regulations promulgated thereunder. All Section 409A Covered Awards shall be paid in a manner intended to comply with Section 409A of the Code. In no event whatsoever shall the Company be liable for any additional tax, interest or penalties that may be imposed on a Participant by Section 409A of the Code or any damages for failing to comply with Section 409A of the Code or this Section 11.22. Notwithstanding anything in the Plan or in an Award Agreement to the contrary, the following provisions shall apply to Section 409A Covered Awards:

(a) A Termination of Service shall not be deemed to have occurred for purposes of any provision of a Section 409A Covered Award providing for payment upon or following a termination of the Participant’s service unless such termination is also a “Separation from Service” within the meaning of Section 409A of the Code and, for purposes of any such provision of Section 409A Covered Award, references to a “termination,” “termination of employment” or like terms shall mean Separation from Service. Notwithstanding any provision to the contrary in the Plan or Award Agreement, if the

Participant is deemed on the date of the Participant’s Termination of Service to be a “specified employee” within the meaning of that term under Section 409A(a)(2)(B) of the Code and using the identification methodology selected by the Company from time to time, or if none, the default methodology set forth in Section 409A, then with regard to any such payment under a Section 409A Covered Award, to the extent required to be delayed in compliance with Section 409A(a)(2)(B) of the Code, such payment shall not be made prior to the earlier of (i) the expiration of the six (6)-month period measured from the date of the Participant’s Separation from Service, and (ii) the date of the Participant’s death. All payments delayed pursuant to this Section 11.22(a) shall be paid to the Participant on the first day of the seventh month following the date of the Participant’s Separation from Service or, if earlier, on the date of the Participant’s death.

(b) Whenever a payment under a Section 409A Covered Award specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company.

(c) If under the Section 409A Covered Award an amount is to be paid in two or more installments, for purposes of Section 409A of the Code, each installment shall be treated as a separate payment.

11.23. Recovery of Compensation in Connection with Financial Restatement. Notwithstanding any other provision of this Plan or any applicable Award Agreement to the contrary, if the Board determines that the Company is required to restate its financial statements due to material noncompliance with any financial reporting requirement under the law, whether such noncompliance is the result of misconduct or other circumstances, a Participant shall be required to reimburse the Company for any amounts earned or payable with respect to an Award to the extent required by and otherwise in accordance with applicable law and any Company policies. Without limiting the foregoing, all Awards granted or other compensation paid by the Company under the Plan will be subject to any compensation recapture policies required by applicable law (including the Sarbanes-Oxley Act of 2002) or that are established by the Board or the Committee from time to time, in their respective sole discretion, including any clawback policy adopted or implemented by the Board or Committee in respect of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and such regulations as are promulgated thereunder from time to time to the extent required therein and the implementing regulations.

11.24. Post-Transition Period. Following the Transition Period, any Award granted under the Plan that is intended to be “performance-based compensation” under Section 162(m) of the Code, shall be subject to the approval of the material terms of the performance goals under the Plan by a majority of the stockholders of the Company in accordance with Section 162(m) of the Code and the regulations promulgated thereunder.

Exhibit C

NOTICE OF GRANT OF STOCK OPTION AWARD

ANNIE’s, INC.

OMNIBUS INCENTIVE PLAN

FOR GOOD AND VALUABLE CONSIDERATION, Annie’s, Inc. (the “Company”) has granted on the Date of Grant (set forth below), pursuant to the provisions of the Company’s Omnibus Incentive Plan, as may be amended from time to time (the “Plan”), to the Participant designated in this Notice of Grant of Stock Option Award (the “Notice”) an option to purchase the number of shares of the common stock of the Company set forth in the Notice (the “Shares”), subject to certain restrictions as outlined below in this Notice and the additional provisions set forth in the attached Terms and Conditions of Stock Option Award (collectively, the “Agreement”).

Optionee:			Date of Grant:

Exercise Price per Share: $			Type of Option: Non-Qualified Stock Option

Total Number of Shares Granted:			Expiration Date:

Vesting Schedule:	Date of Vesting	Vested %	Vested Amount
20%
40%
60%
80%
100%

Vesting may be subject to acceleration upon the Optionee’s death or disability, as described below, or after a Change in Control under the circumstances described under Section 2(c).

Exercise After Termination of Service:

Termination of Service for any reason other than death, disability or for Cause: any non-vested portion of the Option expires immediately and the vested portion of the Option is exercisable for a period of thirty (30) days following the Optionee’s Termination;

Termination of Service due to death or disability: any non-vested portion of the Option is deemed vested and exercisable and the Option is exercisable by the Optionee (or, in the event of the Optionee’s death, the Optionee’s Beneficiary) for one year after the Optionee’s Termination;

Termination of Service for Cause: any vested and non-vested portion of the Option expires immediately and Option is no longer subject to exercise following the Optionee’s Termination.

In no event may this Option be exercised after the Expiration Date as provided above.

By signing below, the Optionee agrees that this Stock Option Award is granted under and governed by the terms and conditions of the Plan and the Agreement.

[Participant Name]	Annie’s, Inc.

By:
Title:
Date:	Date:	, 20

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Exhibit D

TERMS AND CONDITIONS OF STOCK OPTION AWARD

1. Grant of Option. The Option granted to the Optionee and described in the Notice of Grant is subject to the terms and conditions of the Company’s Omnibus Incentive Plan, as may be amended from time to time (the “Plan”), which is incorporated by reference in its entirety into these Terms and Conditions of Stock Option Award.

The Committee has approved an award to the Optionee of a number of shares of the Company’s Common Stock. For purposes of the Notice and these Terms and Conditions, any reference to the Company shall include a reference to any Subsidiary or Affiliate.

This Option is not intended to qualify as an Incentive Stock Option as defined in Section 422 of the Code. The Company intends that this Option not be considered to provide for the deferral of compensation under Section 409A of the Code and that this Agreement shall be so administered and construed. Further, the Company may modify the Plan and this Award to the extent necessary to fulfill this intent.

2. Exercise of Option.

(a) Right to Exercise. This Option shall be exercisable, in whole or in part, during its term in accordance with the Vesting Schedule set out in the Notice of Grant and with the applicable provisions of the Plan and this Option Agreement. No Shares shall be issued pursuant to the exercise of an Option unless the issuance and exercise comply with applicable laws. Assuming such compliance, for income tax purposes the Shares shall be considered transferred to the Optionee on the date on which the Option is exercised with respect to such Shares. The Committee may, in its discretion, (i) accelerate vesting of the Option, or (ii) extend the applicable exercise period to the extent permitted under Section 6.03 of the Plan.

(b) Method of Exercise. The Optionee may exercise the Option by delivering an exercise notice in a form approved by the Company (the “Exercise Notice”) which shall state the election to exercise the Option, the number of Shares with respect to which the Option is being exercised, and such other representations and agreements as may be required by the Company. The Exercise Notice shall be accompanied by payment of the aggregate Exercise Price as to all Shares exercised. This Option shall be deemed to be exercised upon receipt by the Company of such fully executed Exercise Notice accompanied by the aggregate Exercise Price.

(c) Effect of a Change in Control. In the event of the Optionee’s Termination of Service without Cause within twenty-four(24) months after a Change in Control, subject to the Optionee’s delivering a fully effective release of claims in the form provided by the Committee, all Options outstanding on the date of such Termination that have not previously vested or terminated under the terms of this Agreement shall be immediately and fully vested and exercisable and the Options shall remain exercisable for a period of thirty-six (36) months following such Termination, subject to earlier termination as of the Expiration Date. In addition, if the Option is not assumed or substituted in connection with (or would otherwise be canceled or terminated on) a Change in Control, all Options outstanding on the date of such Change in Control that have not previously vested or terminated under the terms of this Agreement shall be immediately and fully vested and exercisable and the Optionee shall be given a reasonable opportunity to exercise the Option prior to the Change in Control.

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3. Method of Payment. If the Optionee elects to exercise the Option by submitting an Exercise Notice under Section 2(b) of this Agreement, the aggregate Exercise Price (as well as any applicable withholding or other taxes) shall be paid by cash or check; provided, however, that the Committee may consent, in its discretion, to payment in any of the following forms, or a combination of them:

(a) cash or check;

(b) a “net exercise” (as described in the Plan) or through a broker-assisted cashless exercise program approved by the Company in connection with the Plan;

(c) surrender of other Shares owned by the Optionee which have a Fair Market Value on the date of surrender equal to the aggregate Exercise Price of the Exercised Shares and any applicable withholding; or

(d) any other consideration that the Committee deems appropriate and in compliance with applicable law.

4. Restrictions on Exercise. This Option may not be exercised if the issuance of the Shares upon exercise or the method of payment of consideration for those shares would constitute a violation of any applicable law or regulation.

5. Non-Transferability of Option. This Option may not be transferred in any manner otherwise than by will or by the laws of descent or distribution and may be exercised during the lifetime of the Optionee only by the Optionee; provided, however, that the Optionee may transfer the Option (i) pursuant to a qualified domestic relations order (as defined by the Code or the rules thereunder) or (ii) to any “family member” (as defined below) of the Optionee or to a trust, limited liability company, family limited partnership or other equivalent vehicle, established for the exclusive benefit of one or more family members of the Optionee by delivering to the Company a Notice of Assignment in a form acceptable to the Company. No transfer or assignment of the Option to or on behalf of a family member under this Section 5 shall be effective until the Company has acknowledged such transfer or assignment in writing. For purposes of this provision, “family member” has the meaning as set forth in Section A.1.(5) of the general instructions of Form S-8, as may be amended from time to time. Following transfer, the Options shall continue to be subject to the same terms and conditions as were applicable immediately prior to transfer. The terms of the Plan and this Option Agreement shall be binding upon the executors, administrators, heirs, successors and assigns of the Optionee.

6. Covenants and Conditions on Awards and Recovery.

(a) Covenants. As a condition for participation in the Plan and the receipt of any benefits under this Agreement, the Optionee agrees and covenants that at any time during the Optionee’s service with the Company and for a period of twenty-four (24) months following the Optionee’s Termination of Service for any reason, the Optionee shall not, directly or indirectly, (1) disclose or use any confidential information pertaining to the Company, its Affiliates or its Subsidiaries other than in the proper performance of the Optionee’s duties or responsibilities with respect to the Company; (2) attempt, directly or indirectly, to induce any employee of the Company, its Affiliates or its Subsidiaries to be employed or perform services elsewhere; or (3) disparage the Company, its Affiliates or its Subsidiaries or any of their respective officers or directors. The determination of whether any conduct, action or failure to act falls within the scope of activities contemplated by this Section shall be made by the Committee, in its discretion, and shall be final and binding upon the Optionee. A determination that any particular conduct, action or failure falls outside the scope of activities contemplated by this Section shall not imply that, or be determinative of whether, such conduct, action or failure is otherwise lawful or appropriate.

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(b) Recovery of Award Upon Violation of Covenants. In the event that the Committee determines that the Optionee has violated any of the covenants contained in Section 6(a), then:

(i) all of the Optionee’s unexercised Options shall terminate immediately;

(ii) to the extent that the Optionee holds shares of Common Stock acquired upon exercise of any vested Option, the Optionee upon notice from the Company of the Optionee’s obligations under this Section 6(b)(ii), shall, at the option of the Company, either: (1) immediately deliver to the Company an amount in cash equal to the then-Fair Market Value of such Common Stock less the aggregate exercise price paid by or on behalf of the Optionee with respect to such exercised shares, or (2) sell such Common Stock to the Company for an amount equal to the aggregate exercise price paid by or on behalf of the Optionee with respect to such exercised shares; and

(iii) to the extent that the Optionee has disposed of shares of Common Stock acquired upon exercise of any vested Option, the Optionee upon notice from the Company of the Optionee’s obligations under this Section 6(b)(iii), shall immediately pay the Company an amount equal to the amount realized by the Optionee upon the disposition of such Common Stock or, if the disposition was not an arm’s-length transaction with an unrelated party, an amount equal to the then-Fair Market Value of such Common Stock less the aggregate exercise price paid by or on behalf of the Optionee with respect to such exercised shares.

The notice described in subsections (ii) and (iii) above may be given at any time within twelve months after the expiration of the applicable covenant period under Section 6(a).

(c) Recovery of Compensation in Connection with Financial Restatement. Notwithstanding any other provision of these Terms and Conditions, if the Board determines that the Company is required to restate its financial statements due to material noncompliance with any financial reporting requirement under the law within a period of three (3) years following the original issuance of such financial statements (or such longer period as may be required under applicable law), whether such noncompliance is the result of misconduct or other circumstances, the Optionee shall be required to reimburse the Company for any amounts earned or payable with respect to this Award to the extent the Board reasonably determines that the amount earned by or paid to the Participant exceeds the amount earned or payable based on the restated financial statements, or otherwise to the extent required by and in accordance with applicable law and any Company policies.

(d) Retention of Exercised Shares in Compliance with Company Share Ownership and Retention Policies. The Options and any shares of Common Stock acquired upon exercise of any vested Option shall be subject to compliance with any applicable share ownership or retention policies adopted from time to time by the Company.

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7. Withholding.

(a) The Committee shall determine the amount of any withholding or other tax required by law to be withheld or paid by the Company with respect to any income recognized by the Optionee with respect to the Option Award. The Optionee shall be required to meet any applicable tax withholding obligation in accordance with the provisions of Section 11.05 of the Plan.

(b) Subject to any rules prescribed by the Committee, the Optionee shall have the right to elect to meet any withholding requirement (i) by having withheld from this Award at the appropriate time that number of whole shares of Common Stock whose fair market value is equal to the amount of any taxes required to be withheld with respect to such Award, (ii) by direct payment to the Company in cash of the amount of any taxes required to be withheld with respect to such Award or (iii) by a combination of shares and cash.

8. Defined Terms. Capitalized terms used but not defined in the Notice and these Terms and Conditions shall have the meanings set forth in the Plan.

9. Optionee Representations. The Optionee hereby represents to the Company that the Optionee has read and fully understands the provisions of the Notice, these Terms and Conditions and the Plan and the Optionee’s decision to participate in the Plan is completely voluntary. Further, the Optionee acknowledges that the Optionee is relying solely on his or her own advisors with respect to the tax consequences of this stock option award.

10. Regulatory Limitations on Exercises. Notwithstanding the other provisions of this Option Agreement, no option exercise or issuance of shares of Common Stock pursuant to this Option Agreement shall be effective if (i) the shares reserved under the Plan are not subject to an effective registration statement at the time of such exercise or issuance, or otherwise eligible for an exemption from registration, or (ii) the Company determines in good faith that such exercise or issuance would violate any applicable securities or other law or regulation.

11. Miscellaneous.

(a) Notices. All notices, requests, deliveries, payments, demands and other communications which are required or permitted to be given under these Terms and Conditions shall be in writing and shall be either delivered personally or sent by registered or certified mail, or by private courier, return receipt requested, postage prepaid to the parties at their respective addresses set forth herein, or to such other address as either shall have specified by notice in writing to the other. Notice shall be deemed duly given hereunder when delivered or mailed as provided herein.

(b) Waiver. The waiver by any party hereto of a breach of any provision of the Notice or these Terms and Conditions shall not operate or be construed as a waiver of any other or subsequent breach.

(c) Entire Agreement. These Terms and Conditions, the Notice and the Plan constitute the entire agreement between the parties with respect to the subject matter hereof.

(d) Binding Effect; Successors. These Terms and Conditions shall inure to the benefit of and be binding upon the parties hereto and to the extent not prohibited herein, their respective heirs, successors, assigns and representatives. Nothing in these Terms and Conditions, express or implied, is intended to confer on any person other than the parties hereto and as provided above, their respective heirs, successors, assigns and representatives any rights, remedies, obligations or liabilities.

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(e) Governing Law. The Notice and these Terms and Conditions shall be governed by and construed in accordance with the laws of the State of Delaware.

(f) Headings. The headings contained herein are for the sole purpose of convenience of reference, and shall not in any way limit or affect the meaning or interpretation of any of the terms or provisions of these Terms and Conditions.

(g) Conflicts; Amendment. The provisions of the Plan are incorporated in these Terms and Conditions in their entirety. In the event of any conflict between the provisions of these Terms and Conditions and the Plan, the provisions of the Plan shall control. The Agreement may be amended at any time by written agreement of the parties hereto.

(h) No Right to Continued Service. Nothing in the Notice or these Terms and Conditions shall confer upon the Optionee any right to continue in the employ or service of the Company or affect the right of the Company to terminate the Optionee’s employment or service at any time.

(i) Further Assurances. The Optionee agrees, upon demand of the Company or the Committee, to do all acts and execute, deliver and perform all additional documents, instruments and agreements which may be reasonably required by the Company or the Committee, as the case may be, to implement the provisions and purposes of the Notice and these Terms and Conditions and the Plan.

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Exhibit E

FORM OF NOTICE OF GRANT OF PERFORMANCE SHARE UNIT AWARD

ANNIE’S, INC.

OMNIBUS INCENTIVE PLAN

FOR GOOD AND VALUABLE CONSIDERATION, Annie’s, Inc. (the “Company”) has granted on the Grant Date (set forth below), pursuant to the provisions of the Company’s Omnibus Incentive Plan, as may be amended from time to time (the “Plan”), to the Participant designated in this Notice of Grant of Performance Share Unit Award (the “Notice”), the number of Performance Share Units set forth in the Notice representing the right to receive shares of Common Stock, subject to terms and conditions as outlined below in this Notice and the additional provisions set forth in the attached Terms and Conditions of Performance Share Unit Award (the “Terms and Conditions”; the Notice and the Terms and Conditions referred to collectively as the “Agreement”).

Participant:

Grant Date:

Performance Period: April 1, 2013 to March 31, 2016

Target Number of Performance Share Units (“Units”):

Performance Measure: The Units shall be earned or forfeited based upon the Company’s level of achievement of the cumulative compounded Adjusted Diluted EPS growth rate during the Performance Period (as set forth above) (the “Cumulative Compounded Adjusted Diluted EPS Growth Rate”), as determined by the Committee and as set forth in the table below. For purposes of calculating the Cumulative Compounded Adjusted Diluted EPS Growth Rate, “Adjusted Diluted EPS” shall be the adjusted diluted earnings per share that is generally reported by the Company’s external analysts and by independent services that publish financial results such as Reuters, First Call and FactSet. This measure will be diluted net income per share adjusted under the Plan in a manner that disregards and excludes one-time non-recurring events that do not reflect core operating results, the effects of extraordinary items as set forth in Accounting Standards Codification 225-20 (and any successor provision) or the effects of any other unusual or infrequently occurring events and transactions, including, without limitation, the effects of changes in tax laws and regulations, accounting principles and interpretations or other laws or provisions affecting reported financial results or the financial effects of any unbudgeted acquisition, start-up operation, new joint venture, disposition of any asset, or unbudgeted disposal of a business segment, division or operating unit.

Cumulative Compounded Adjusted Diluted EPS Growth Rate	Units Earned as a Percent of Target[1]	Units Earned
30% and above	150% (maximum)
22.5%	100% (target)
15%	50% (threshold)
Below 15%	0%	0

[1]	For each additional 1% growth rate earns an additional 6.7% of target shares

The level of achievement of the Cumulative Compounded Adjusted Diluted EPS Growth Rate between threshold and target or between target and maximum shall result in a corresponding interpolated vesting percentage on a straight-line basis as determined by the Committee. The level of achievement of the Cumulative Compounded Adjusted Diluted EPS Growth Rate shall be determined in writing by the Committee as provided in the Terms and Conditions. Except as provided in the Terms and Conditions, the Participant must not incur a Termination of Service prior to completion of the Performance Period in order to be entitled to receive a payment upon settlement of the Units (as provided in Section 1(e) of the Terms and Conditions).

Accelerated Vesting: The Units shall be subject to accelerated vesting in accordance with the terms of Section 4 of the Terms and Conditions.

Dividend Units: Prior to settlement of the Units, the Units shall accrue Dividend Units in accordance with Section 1(c) of the Terms and Conditions.

By signing below, the Participant agrees that this Performance Share Unit Award is granted under and governed by the terms and conditions of the Plan and the Agreement.

[Participant Name]	Annie’s, Inc.

By:
Title:
Date:	Date:

Exhibit F

TERMS AND CONDITIONS OF PERFORMANCE SHARE UNIT AWARD

These Terms and Conditions of Performance Share Unit Award (these “Terms and Conditions”) relate to the Notice of Grant of Performance Share Unit Award attached hereto (the “Notice”, and together with these Terms and Conditions, the “Agreement”), by and between Annie’s, Inc. (the “Company”), and the person identified in the Notice as the Participant (the “Participant”).

The Committee has approved an award to the Participant under the Company’s Omnibus Incentive Plan, as may be amended from time to time (the “Plan”) equal to the number of Performance Share Units set forth in the Notice representing the right to receive shares of Common Stock, subject to the terms and conditions of the Plan and as outlined in the Notice and below in these Terms and Conditions. For purposes of the Notice and these Terms and Conditions, any reference to the Company shall include a reference to any Subsidiary or Affiliate.

1. Grant of Performance Share Units.

(a) As of the Grant Date set forth in the Notice, the Company has granted to the Participant the number of target Performance Share Units set forth in the Notice (the “Units”), which represent a corresponding number of shares of the Company’s Common Stock (“Shares”), a percentage of which may be awarded to the Participant upon settlement of the Units following the completion of the Performance Period set forth in the Notice (the “Performance Period”) based on the Committee’s determination of the extent to which the target Performance Measure(s) set forth in the Notice of Grant have been met. The Units are subject to the restrictions set forth in these Terms and Conditions (including without limitation Section 2 hereof) and the applicable provisions of the Notice and the Plan.

(b) The Units granted under this Agreement shall be reflected in a bookkeeping account maintained by the Company during the Performance Period. Unless otherwise determined by the Committee, following satisfaction of the vesting conditions (as determined in writing by the Committee based on the level of achievement of the applicable Performance Measure(s) set forth in the Notice), the number of Units that become earned and vested (and any related Dividend Units described in Section 1(c) below) shall be settled in Shares (or in a combination of Shares and cash) as provided in Section 1(e) of these Terms and Conditions and otherwise in accordance with the Plan.

(c) With respect to each Unit, whether or not vested, that has not been forfeited (but only to the extent such award of Units has not been settled), the Company shall, with respect to any cash dividends paid on the Shares during the Performance Period (as defined below), accrue and credit to the Participant’s bookkeeping account a number of additional performance share units having a Fair Market Value as of the date such dividend is paid equal to the cash dividends that would have been paid with respect to such Unit if it were an outstanding Share (the “Dividend Units”). These Dividend Units thereafter shall (i) be treated as Units for purposes of future dividend accruals pursuant to this Section 1(c) and (ii) will either vest and be settled (rounded down to the nearest whole unit) or be immediately forfeited at the same time the Units to which such Dividend Units relate become vested and settled or forfeited (as the case may be). Any dividends or distributions on Shares paid other than in cash shall accrue in the Participant’s bookkeeping account and shall vest and be settled at the same time as the Units in respect of which they are made (in each case in the same form, based on the same record date and at the same time, as such dividend or other distribution is paid on such Share), or forfeited to the extent the Unit with respect to which such Dividend Units were received is forfeited.

(d) The Company’s obligations under this Agreement (with respect to both the Units and the Dividend Units, if any) shall be unfunded and unsecured, and no special or separate fund shall be established and no other segregation of assets shall be made. The rights of Participant under this Agreement shall be no greater than those of a general unsecured creditor of the Company. In addition, the Units shall be subject to such restrictions as the Company may deem advisable under the rules, regulations and other requirements of the Securities and Exchange Commission, any stock exchange upon which Shares are then listed, any Company policy and any applicable federal or state securities law.

(e) Settlement of any Units to the Participant shall either be solely in Shares based on the Fair Market Value of the Shares (determined as of the business day immediately preceding the date of payment), or in a combination of Shares and cash, as determined by the Committee in its sole discretion.

2. Restrictions.

(a) The Participant shall have no rights as a stockholder of the Company by virtue of any Unit unless and until such Units vest and resulting Shares are issued to the Participant upon settlement of such Units.

(b) None of the Units may be sold, transferred, assigned, pledged or otherwise encumbered or disposed of at any time, except as may be permitted by the Plan or as otherwise permitted by the Committee in its sole discretion or pursuant to rules adopted by the Committee in accordance with the Plan.

(c) Any attempt to dispose of the Units or any interest in the Units in a manner contrary to the restrictions set forth in this Agreement shall be void and of no effect.

3. Performance Period/ Settlement. At the close of the Performance Period, the Committee shall certify the level of achievement of the Performance Measure(s) that has been achieved in connection with the completion of the Company’s audited financial statements for the Company’s fiscal year ending on the last day of the Performance Period, but in no event later than 10 business days following the filing of the Form 10-K for such fiscal year (such date of certification, the “Certification Date”). On the Certification Date, the Committee shall authorize the vesting and settlement of the applicable number of Units, and such Units shall be settled to the extent such Units become issuable or payable as a result of such performance. Notwithstanding the foregoing, in no event will the Units be settled or any payment or issuance thereunder occur later than the December 31st of the Company’s last fiscal year occurring during the Performance Period. The Committee’s determination of the number of Units payable hereunder shall be final and binding on the Participant.

4. Termination/ Change in Control.

(a) If during the Performance Period (i) the Participant incurs a Termination of Service with the Company for any reason other than as described in Sections 4(b) or 4(d), (ii) there occurs a material breach of these Terms and Conditions by the Participant, or (iii) the Participant fails to meet the tax withholding obligations described in Section 5(a) hereof, all rights of the Participant to the Units that have not vested in accordance with the terms of this Agreement as of the date of such event shall terminate immediately and be forfeited in their entirety.

(b) In the event of the Participant’s Termination of Service during the Performance Period due to the Participant’s death or disability, the target number of Units set forth in the Notice shall be deemed immediately vested, no longer subject to forfeiture and settled on the Certification Date.

(c) In the event of the Participant’s Termination of Service following the Performance Period and prior to the Certification Date for any reason other than for Cause, the Participant will be issued the applicable number of Shares in respect of Units (or a combination of Shares and cash) that become settled on the Certification Date. In the event of the Participant’s Termination of Service for Cause following the Performance Period and prior to the Certification Date, all of the Participant’s Units will be forfeited.

(d) Notwithstanding the foregoing, the following provisions shall apply in the event of a Change in Control:

(i) If the Units are assumed or replaced by the successor entity in connection with such Change in Control, then the Units will be converted to shares of time-based restricted stock without pro-ration for any portion of the Performance Period that has elapsed following the Grant Date, as follows: (x) if such Change in Control occurs prior to the 18th month anniversary of the first day of Performance Period, then the Units will be converted into a number of shares of restricted stock equal to the number of Shares that would be payable upon settlement of the Units upon achievement of the performance goal at target level, and any Units not subject to conversion will be forfeited, and (y) if such Change in Control occurs after the 18th month anniversary of the first day of Performance Period, then the Units will be converted into a number of shares of restricted stock equal to the number of Shares that would be payable upon settlement of the Units upon achievement of the performance goal based on actual performance through the date of the Change in Control, and any Units not subject to conversion will be forfeited.

(ii) Any shares of restricted stock issued as a result of conversion under sub-section (i) shall vest in full upon the first to occur of: (x) subject to the Participant delivering a fully effective release of claims in a form provided by the Committee, the Participant’s Termination of Service without Cause occurring within 24 months following the Change in Control; (y) subject to the Participant or his estate, as applicable, delivering a fully effective release of claim in a form provided by the Committee, the Participant’s Termination of Service due to death or disability at any time following the Change in Control; and (z) the last day of the Performance Period, subject to the Participant’s not having incurred a Termination of Service prior to such date. Any shares of restricted stock that do not become vested in accordance with the prior sentence shall be forfeited upon the Participant’s Termination of Service.

(iii) If the Units are not assumed or replaced by the successor entity in connection with such Change in Control, then the Units will vest and be payable upon such Change in Control without pro-ration for any portion of the Performance Period that has elapsed following the Grant Date, as follows: (x) if such Change in Control occurs prior to the 18th month anniversary of the first day of Performance Period, then the Units will vest based upon achievement of the performance goal at target level, and (y) if such Change in Control occurs after the 18th month anniversary of the first day of Performance Period, then the Units will vest based upon achievement of the performance goal based on actual performance through the date of the Change in Control, and any Units not vested in accordance with the foregoing will be forfeited.

(d) The remainder of any Units that have not or do not become vested or converted to restricted stock in accordance with the terms of Section 3 or this Section 4 shall terminate immediately and be forfeited in their entirety.

5. Withholding.

(a) The Committee shall determine the amount of any withholding or other tax required by law to be withheld or paid by the Company with respect to any income recognized by the Participant with respect to the Units. The Participant shall be required to meet any applicable tax withholding obligation in accordance with the provisions of the Plan.

(b) Subject to any rules prescribed by the Committee, the Participant shall have the right to elect to meet any withholding requirement (i) by having withheld from this Award at the appropriate time that number of whole Shares whose Fair Market Value is equal to the amount of any taxes required to be withheld with respect to such Award, (ii) by direct payment to the Company in cash of the amount of any taxes required to be withheld with respect to such Award or (iii) by a combination of Shares and cash.

6. Committee’s Discretion. Notwithstanding any provision of this Agreement to the contrary, the Committee shall have discretion to waive any forfeiture of the Units as set forth in Section 4 hereof, the Performance Period and any other conditions set forth in this Agreement.

7. Covenants and Conditions on Awards and Recovery.

(a) Covenants. As a condition for participation in the Plan and the receipt of any benefits under this Agreement, the Participant agrees and covenants that at any time during the Participant’s service with the Company and for a period of twenty-four (24) months following the Participant’s Termination of Service for any reason, the Participant shall not, directly or indirectly, (1) disclose or use any confidential information pertaining to the Company, its Affiliates or its Subsidiaries other than in the proper performance of the Participant’s duties or responsibilities with respect to the Company; (2) attempt, directly or indirectly, to induce any employee of the Company, its Affiliates or its Subsidiaries to be employed or perform services elsewhere; or (3) disparage the Company, its Affiliates or its Subsidiaries or any of their respective officers or directors. The determination of whether any conduct, action or failure to act falls within the scope of activities contemplated by this Section shall be made by the Committee, in its discretion, and shall be final and binding upon the Participant. A determination that any particular conduct, action or failure falls outside the scope of activities contemplated by this Section shall not imply that, or be determinative of whether, such conduct, action or failure is otherwise lawful or appropriate.

(b) Recovery of Award Upon Violation of Covenants. In the event that the Committee determines that the Participant has violated any of the covenants contained in Section 7(a), then:

(i) all of the Participant’s unvested Units shall be forfeited immediately and all rights of the Participant with respect to such Units shall terminate; and

(ii) to the extent that the Participant has received cash in settlement of any Units upon vesting of such Units, the Participant upon notice from the Company of the Participant’s obligations under this Section 7(b)(ii), shall immediately deliver to the Company an amount in cash equal to the payment previously received by the Participant in settlement of the vested Units.

The notice described in subsection (ii) above may be given at any time within twelve months after the expiration of the applicable covenant period under Section 7(a).

(c) Recovery of Compensation in Connection with Financial Restatement. Notwithstanding any other provision of this Agreement, if the Board determines that the Company is required to restate its financial statements due to material noncompliance with any financial reporting requirement under the law within a period of three (3) years following the original issuance of such financial statements (or such longer period as may be required under applicable law), whether such noncompliance is the result of misconduct or other circumstances, the Participant shall be required to reimburse the Company for any amounts earned or payable with respect to this Award to the extent the Board reasonably determines that the amount earned by or paid to the Participant exceeds the amount earned or payable based on the restated financial statements, or otherwise to the extent required by and in accordance with applicable law and any Company policies.

(d) Retention of Settled Shares in Compliance with Company Share Ownership and Retention Policies. The Units and any Shares acquired upon settlement of any vested Units shall be subject to compliance with any applicable share ownership or retention policies adopted from time to time by the Company.

8. Defined Terms. Capitalized terms used but not defined in this Agreement shall have the meanings set forth in the Plan.

9. Nonassignability. The Units may not be sold, assigned, transferred (other than by will or the laws of descent and distribution, or to an inter vivos trust with respect to which the Participant is treated as the owner under Sections 671 through 677 of the Code), pledged, hypothecated, or otherwise encumbered or disposed of until the restrictions on such Units, as set forth in this Agreement, have lapsed or been removed.

10. Participant Representations. The Participant hereby represents to the Company that the Participant has read and fully understands the provisions of the Notice, these Terms and Conditions and the Plan and the Participant’s decision to participate in the Plan is completely voluntary. Further, the Participant acknowledges that the Participant is relying solely on his or her own advisors with respect to the tax consequences of this award.

11. Regulatory Restrictions on the Units. Notwithstanding any other provision of the Plan, the obligation of the Company to issue Shares in connection with this Award under the Plan shall be subject to all applicable laws, rules and regulations (including without limitation the requirements of any national securities exchange) and such approval by any regulatory body as may be required. The Company reserves the right to restrict, in whole or in part, the delivery of Shares pursuant to this Agreement prior to the satisfaction of all legal requirements relating to the issuance of such shares, to their registration, qualification or listing or to an exemption from registration, qualification or listing.

12. Miscellaneous.

12.1

Notices. All notices, requests, deliveries, payments, demands and other communications which are required or permitted to be given under these Terms and Conditions shall be in writing and shall be either delivered personally or sent by registered or certified mail, or by private courier, return receipt requested, postage prepaid to the parties at their respective addresses set forth herein, or to such other address as either shall have specified by notice in writing to the other. Notice shall be deemed duly given hereunder when delivered or mailed as provided herein.

12.2	Waiver. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other or subsequent breach.

12.3	Entire Agreement. These Terms and Conditions, the Notice and the Plan constitute the entire agreement between the parties with respect to the subject matter hereof.

12.4	Binding Effect; Successors. This Agreement shall inure to the benefit of and be binding upon the parties hereto and to the extent not prohibited herein, their respective heirs, successors, assigns and representatives. Nothing in this Agreement, express or implied, is intended to confer on any person other than the parties hereto and as provided above, their respective heirs, successors, assigns and representatives any rights, remedies, obligations or liabilities.

12.5	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California.

12.6	Headings. The headings contained herein are for the sole purpose of convenience of reference, and shall not in any way limit or affect the meaning or interpretation of any of the terms or provisions of these Terms and Conditions.

12.7	Conflicts; Amendment. The provisions of the Plan are incorporated in this Agreement in their entirety. In the event of any conflict between the provisions of this Agreement and the Plan, the provisions of the Plan shall control. The Agreement may be amended at any time by written agreement of the parties hereto.

12.8	No Right to Continued Employment. Nothing in this Agreement shall confer upon the Participant any right to continue in the employ or service of the Company or affect the right of the Company to terminate the Participant’s employment or service at any time.

12.9	Further Assurances. The Participant agrees, upon demand of the Company or the Committee, to do all acts and execute, deliver and perform all additional documents, instruments and agreements which may be reasonably required by the Company or the Committee, as the case may be, to implement the provisions and purposes of the Notice and these Terms and Conditions and the Plan.

Exhibit G

FORM OF NOTICE OF GRANT OF RESTRICTED STOCK UNIT AWARD

ANNIE’S, INC.

OMNIBUS INCENTIVE PLAN

FOR GOOD AND VALUABLE CONSIDERATION, Annie’s, Inc. (the “Company”) has granted on the Grant Date (set forth below), pursuant to the provisions of the Company’s Omnibus Incentive Plan, as may be amended from time to time (the “Plan”), to the Participant designated in this Notice of Grant of Restricted Stock Unit Award (the “Notice”) the number of Restricted Stock Units set forth in the Notice representing the right to receive shares of the common stock of the Company in the future subject to the terms, conditions and restrictions as outlined below in this Notice and the additional provisions set forth in the attached Terms and Conditions of Restricted Stock Unit Award (the Notice and the Terms and Conditions referred to collectively as the “Agreement”).

Participant:

Grant Date:

# of Restricted Stock Units:

Vesting Schedule: Subject to the provisions contained in Sections 4, 5 and 6 of the Terms and Conditions, the Restricted Stock Units shall vest, and the applicable Restrictions set forth in the Terms and Conditions shall lapse, in the event the Participant does not have a Termination of Service prior to the applicable vesting date under the following schedule:

Date of Vesting	Cumulative % Vested		Cumulative RSUs Vested
[First Anniversary of Grant Date]	[0	]%	0
[Second Anniversary of Grant Date]	[50	]%
[Third Anniversary of Grant Date]	[100	]%

Accelerated Vesting on Certain Terminations or in Connection with a Change in Control: Notwithstanding the foregoing vesting schedule, the Restricted Stock Units will be become fully vested and no longer subject to forfeiture (i) in the event of the Participant’s Termination of Service due to death or disability (as determined by the Committee in its sole discretion), or (ii) in certain circumstances in connection with a Change in Control of the Company as set forth under the provisions of Section 4(c) of the Terms and Conditions.

Dividend Units: Prior to vesting and settlement of the Restricted Stock Units, the Restricted Stock Units shall accrue Dividend Units in accordance with, and as defined in, Section 1(c) of the Terms and Conditions.

By signing below, the Participant agrees that this Restricted Stock Unit Award is granted under and governed by the terms and conditions of the Agreement and the Plan.

[Participant Name]«Participant»	Annie’s, Inc.

By:
Title:
Date:	Date:	, 20

Exhibit H

TERMS AND CONDITIONS OF RESTRICTED STOCK UNIT AWARD

These Terms and Conditions of Restricted Stock Unit Award relate to the Notice of Grant of Restricted Stock Unit Award attached hereto (the “Notice”, and collectively with these Terms and Conditions, the “Agreement”), by and between the Annie’s Inc. (the “Company”) and the Participant designated in the Notice.

The Committee has approved an award to the Participant under the Company’s Omnibus Incentive Plan, as may be amended from time to time (the “Plan”) of the number of Restricted Stock Units set forth in the Notice representing the right to receive a corresponding number of shares of the Company’s Common Stock (“Shares”) in the future subject to the terms, conditions and restrictions set forth in the Agreement. For purposes of the Agreement, any reference to the Company shall include a reference to any Subsidiary or Affiliate.

1. Grant of Restricted Stock Units.

(a) As of the Grant Date set forth in the Notice, the Company has granted to the Participant the number of Restricted Stock Units set forth in the Notice (the “Units”). The Units are subject to the restrictions set forth in Section 2 of this Agreement and the applicable provisions of the Plan.

(b) The Units granted under this Agreement shall be reflected in a bookkeeping account maintained by the Company during the Restricted Period. If and when the Units become vested and the restrictions set forth in Section 2 expire in accordance with the terms of this Agreement, and upon the satisfaction of all other applicable conditions as to the Units, such Units (and any related Dividend Units described in Section 1(c) below) not forfeited pursuant to Section 4 hereof shall be settled as provided in Section 1(e) of this Agreement and otherwise in accordance with the Plan.

(c) With respect to each Unit, whether or not vested, that has not been forfeited (but only to the extent such award of Units has not been settled), the Company shall, with respect to any cash dividends paid on the Share underlying such Unit, accrue and credit to the Participant’s bookkeeping account a number of Restricted Stock Units having a Fair Market Value as of the date such dividend is paid equal to the cash dividends that would have been paid with respect to the Share underlying such Unit if it were an outstanding Share (the “Dividend Units”). These Dividend Units thereafter shall (i) be treated as Units for purposes of future dividend accruals pursuant to this Section 1(c); and (ii) vest in such amounts (rounded to the nearest whole Dividend Unit) at the same time as the Unit with respect to which such Dividend Units were received. Any dividends or distributions on a Share underlying a Unit paid other than in cash shall accrue and be credited in the Participant’s bookkeeping account and shall vest at the same time as the Unit in respect of which they are made (in each case in the same form, based on the same record date and at the same time, as such dividend or other distribution is paid on such Share).

(d) The Company’s obligations under this Agreement (with respect to both the Units and the Dividend Units, if any) shall be unfunded and unsecured, and no special or separate fund shall be established and no other segregation of assets shall be made. The rights of the Participant under this Agreement shall be no greater than those of a general unsecured creditor of the Company. In addition, the Units shall be subject to such restrictions as the Company may deem advisable under the rules, regulations and other requirements of the Securities and Exchange Commission, any stock exchange upon which Shares are then listed, any Company policy and any applicable federal or state securities law.

(e) Except as otherwise provided in this Agreement or the Plan, settlement of the Units in accordance with the provisions of this Section 1(e) shall occur as soon as practicable after the end of the Restricted Period (as defined below), and upon the satisfaction of all other applicable conditions as to the Units (including the payment by the Participant of all applicable withholding taxes), but in no event later than March 15 of the calendar year following the calendar year in which the Unit vests. Any vested Unit shall be settled solely in one Share, unless the Committee otherwise determines in its sole discretion that the Unit shall be settled in another form of consideration permitted under the Plan.

2. Restrictions.

(a) The Participant shall have no rights as a stockholder of the Company by virtue of any Unit unless and until such Unit vests and resulting Shares are issued to the Participant:

(b) None of the Units may be sold, transferred, assigned, pledged or otherwise encumbered or disposed of during the Restricted Period, except as may be permitted by the Plan or as otherwise permitted by the Committee in its sole discretion or pursuant to rules adopted by the Committee in accordance with the Plan.

(c) Any attempt to dispose of the Units or any interest in the Units in a manner contrary to the restrictions set forth in this Agreement shall be void and of no effect.

3. Restricted Period and Vesting. The “Restricted Period” is the period beginning on the Grant Date and ending on the date the Units, or such applicable portion of the Units, become vested under the schedule set forth in the Notice or otherwise in accordance with this Agreement. The Units shall become vested and no longer subject to forfeiture under Section 4(a) upon expiration of the Restricted Period.

4. Forfeiture.

(a) If during the Restricted Period (i) the Participant incurs a Termination of Service with the Company for any reason other than as described in Sections 4(b) or 4(c), (ii) there occurs a material breach of these Terms and Conditions by the Participant, or (iii) the Participant fails to meet the tax withholding obligations described in Section 5(a) hereof, all rights of the Participant to the Units that have not vested in accordance with the schedule set forth in the Notice or otherwise in accordance with this Agreement as of the date of such event shall terminate immediately and be forfeited in their entirety.

(b) In the event of the Participant’s Termination of Service during the Restricted Period due to the Participant’s death or disability (as determined by the Committee in its sole discretion), all Units outstanding on the date of such Termination of Service that have not previously vested or been forfeited under the terms of this Agreement shall be immediately and fully vested and no longer subject to forfeiture.

(c) Notwithstanding the foregoing, in the event of a Change in Control during the Restricted Period:

(i) if the Units are assumed or replaced by the successor entity in connection with such Change in Control, then in the event of the Participant’s Termination of Service within twenty-four (24) months after such Change in Control (A) due to the Participant’s death or disability (as determined by the Committee in its sole discretion), or (B) by the Company without Cause, subject to the Participant (or the Participant’s estate in the event of the Participant’s death) delivering a fully effective release of claims in a form provided by the Committee within 60 days following the date of such Termination of Service, all Units outstanding on the date of such Termination of Service that have not previously vested or been forfeited under the terms of this Agreement shall be immediately and fully vested and no longer subject to forfeiture; and

(ii) if the Units are not assumed or replaced by the successor entity in connection with such Change in Control, then all Units outstanding on the date of such Change in Control that have not previously vested or been forfeited under the terms of this Agreement shall be immediately and fully vested and no longer subject to forfeiture as of the date of the Change in Control.

(d) The remainder of any Units that have not or do not become vested in accordance with the terms of this Agreement shall terminate immediately and be forfeited in their entirety.

5. Withholding.

(a) The Committee shall determine the amount of any withholding or other tax required by law to be withheld or paid by the Company with respect to any income recognized by the Participant with respect to the Units. The Participant shall be required to meet any applicable tax withholding obligation in accordance with the provisions of the Plan and this Agreement.

(b) Subject to any rules prescribed by the Committee, the Participant shall have the right to elect to meet any withholding requirement (i) by having withheld from this Award at the appropriate time that number of whole Shares whose Fair Market Value is equal to the amount of any taxes required to be withheld with respect to such Award, (ii) by direct payment to the Company in cash of the amount of any taxes required to be withheld with respect to such Award or (iii) by a combination of shares and cash.

6. Committee’s Discretion. Notwithstanding any provision of this Agreement to the contrary, the Committee shall have discretion to waive any forfeiture of the Units as set forth in Section 4 hereof, the Restricted Period and any other conditions set forth in this Agreement.

7. Covenants and Conditions on Awards and Recovery.

(a) Covenants. As a condition for participation in the Plan and the receipt of any benefits under this Agreement, the Participant agrees and covenants that at any time during the Participant’s service with the Company and for a period of twenty-four (24) months following the Participant’s Termination of Service for any reason, the Participant shall not, directly or indirectly, (1) disclose or use any confidential information pertaining to the Company, its Affiliates or its Subsidiaries other than in the proper performance of the Participant’s duties or responsibilities with respect to the Company; (2) attempt, directly or indirectly, to induce any employee of the Company, its Affiliates or its Subsidiaries to be employed or perform services elsewhere; or (3) disparage the Company, its Affiliates or its Subsidiaries or any of their respective officers or directors. The determination of whether any conduct, action or failure to act falls within the scope of activities contemplated by this Section shall be made by the Committee, in its discretion, and shall be final and binding upon the Participant. A determination that any particular conduct, action or failure falls outside the scope of activities contemplated by this Section shall not imply that, or be determinative of whether, such conduct, action or failure is otherwise lawful or appropriate.

(b) Recovery of Award Upon Violation of Covenants. In the event that the Committee determines that the Participant has violated any of the covenants contained in Section 7(a), then:

(i) all of the Participant’s unvested Units shall be forfeited immediately and all rights of the Participant with respect to such Units shall terminate; and

(ii) to the extent that the Participant has received Shares or cash in settlement of any Units upon vesting of such Units, the Participant upon notice from the Company of the Participant’s obligations under this Section 7(b)(ii), shall immediately deliver to the Company such number of Shares or amount in cash equal to the payment previously received by the Participant in settlement of the vested Units.

The notice described in subsection (ii) above may be given at any time within twelve months after the expiration of the applicable covenant period under Section 7(a).

(c) Recovery of Compensation in Connection with Financial Restatement. Notwithstanding any other provision of this Agreement, if the Board determines that the Company is required to restate its financial statements due to material noncompliance with any financial reporting requirement under the law within a period of three (3) years following the original issuance of such financial statements (or such longer period as may be required under applicable law), whether such noncompliance is the result of misconduct or other circumstances, the Participant shall be required to reimburse the Company for any amounts earned or payable with respect to this Award to the extent the Board reasonably determines that the amount earned by or paid to the Participant exceeds the amount earned or payable based on the restated financial statements, or otherwise to the extent required by and in accordance with applicable law and any Company policies.

(d) Retention of Settled Shares in Compliance with Company Share Ownership and Retention Policies. The Units and any Shares acquired upon settlement of any vested Units shall be subject to compliance with any applicable share ownership or retention policies adopted from time to time by the Company.

8. Defined Terms. Capitalized terms used but not defined in this Agreement shall have the meanings set forth in the Plan.

9. Nonassignability. The Units may not be sold, assigned, transferred (other than by will or the laws of descent and distribution, or to an inter vivos trust with respect to which the Participant is treated as the owner under Sections 671 through 677 of the Code), pledged, hypothecated, or otherwise encumbered or disposed of until the restrictions on such Units, as set forth in this Agreement, have lapsed or been removed.

10. Participant Representations. The Participant hereby represents to the Company that the Participant has read and fully understands the provisions of the Notice, these Terms and Conditions and the Plan and the Participant’s decision to participate in the Plan is completely voluntary. Further, the Participant acknowledges that the Participant is relying solely on his or her own advisors with respect to the tax consequences of this award.

11. Regulatory Restrictions on the Units. Notwithstanding any other provision of the Plan, the obligation of the Company to issue Shares in connection with this Award under the Plan shall be subject to all applicable laws, rules and regulations and such approval by any regulatory body as may be required. The Company reserves the right to restrict, in whole or in part, the delivery of Shares pursuant to this Agreement prior to the satisfaction of all legal requirements relating to the issuance of such shares, to their registration, qualification or listing or to an exemption from registration, qualification or listing.

12.	Miscellaneous.

12.1	Notices. All notices, requests, deliveries, payments, demands and other communications which are required or permitted to be given under these Terms and Conditions shall be in writing and shall be either delivered personally or sent by registered or certified mail, or by private courier, return receipt requested, postage prepaid to the parties at their respective addresses set forth herein, or to such other address as either shall have specified by notice in writing to the other. Notice shall be deemed duly given hereunder when delivered or mailed as provided herein.

12.2	Waiver. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other or subsequent breach.

12.3	Entire Agreement. These Terms and Conditions, the Notice and the Plan constitute the entire agreement between the parties with respect to the subject matter hereof.

12.4	Binding Effect; Successors. This Agreement shall inure to the benefit of and be binding upon the parties hereto and to the extent not prohibited herein, their respective heirs, successors, assigns and representatives. Nothing in this Agreement, express or implied, is intended to confer on any person other than the parties hereto and as provided above, their respective heirs, successors, assigns and representatives any rights, remedies, obligations or liabilities.

12.5	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California.

12.6	Headings. The headings contained herein are for the sole purpose of convenience of reference, and shall not in any way limit or affect the meaning or interpretation of any of the terms or provisions of these Terms and Conditions.

12.7	Conflicts; Amendment. The provisions of the Plan are incorporated in this Agreement in their entirety. In the event of any conflict between the provisions of this Agreement and the Plan, the provisions of the Plan shall control. The Agreement may be amended at any time by written agreement of the parties hereto.

12.8	No Right to Continued Employment. Nothing in this Agreement shall confer upon the Participant any right to continue in the employ or service of the Company or affect the right of the Company to terminate the Participant’s employment or service at any time.

12.9	Further Assurances. The Participant agrees, upon demand of the Company or the Committee, to do all acts and execute, deliver and perform all additional documents, instruments and agreements which may be reasonably required by the Company or the Committee, as the case may be, to implement the provisions and purposes of the Notice and these Terms and Conditions and the Plan.

EXHIBIT I

FORM OF GENERAL RELEASE

This General Release and Waiver (this “Release”) is entered into as of                      by Zahir Ibrahim (the “Executive”), on the one hand, and Annie’s, Inc. (the “Company”), on the other hand (the Executive and the Company are referred to collectively as the “Parties”). Capitalized terms used but not defined herein shall have the same meaning as set forth in the Executive Employment Agreement between the Executive and the Company entered into as of October 16, 2013 (the “Employment Agreement”).

1. General Release and Waiver. In consideration of the payments or benefits referenced in Section 8 of the Employment Agreement, and for other good and valuable consideration, receipt of which is hereby acknowledged, the Executive, for himself and for his heirs, executors, administrators, trustees and legal representatives, and their respective successors and assigns (collectively, the “Releasors”), hereby releases, remises, and acquits the Company and its subsidiaries and affiliates and all of their respective past, present and future parent entities, subsidiaries, divisions, affiliates and related business entities, any of their respective assets, employee benefit plans or funds, or past, present or future directors, officers, fiduciaries, agents, trustees, administrators, managers, supervisors, shareholders, investors, employees, legal representatives, agents or counsel, and their respective successors and assigns, whether acting on behalf of the Company or its subsidiaries or affiliates or, in their individual capacities (collectively, the “Releasees” and each a “Releasee”) from any and all claims, known or unknown, which the Releasors have or may have against any Releasee arising on or prior to the date that the Executive executes this Release, and any and all liability which any such Releasee may have to the Releasors, whether denominated claims, demands, causes of action, obligations, damages or liabilities arising from any and all bases, however denominated, including but not limited to (a) any claim under the Age Discrimination in Employment Act of 1967 (including the Older Workers Benefit Protection Act), the Americans with Disabilities Act of 1990, the Family and Medical Leave Act of 1993, the Civil Rights Act of 1964, the Civil Rights Act of 1991, Section 1981 of the Civil Rights Act of 1866, the Equal Pay Act, the Lilly Ledbetter Fair Pay Act, the Immigration Reform and Control Act of 1986, the Employee Retirement Income Security Act of 1974, (excluding claims for accrued, vested benefits under any employee benefit or pension plan of the Company, subject to the terms and conditions of such plan and applicable law), the Uniform Trade Secrets Act, the Sarbanes-Oxley Act of 2002, the Fair Labor Standards Act, the California Fair Employment and Housing Act, the Unruh Civil Rights Act, the California Family Rights Act, and the California Labor, Government, and Business and Professions Codes, all as amended; (b) any and all claims arising from or relating to, as applicable, the Executive’s service as an officer of the Company or any of its subsidiaries or affiliates and the termination or resignation of such officer positions, or the Executive’s employment with the Company or the termination of such employment; (c) all claims related to the Executive’s compensation or benefits from the Company or the Releasees, including salary, bonuses, commissions, vacation pay, leave pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company or the Releasees; (d) all claims for breach of contract, wrongful termination and breach of the implied covenant of good faith and fair dealing; (e) all tort claims, including claims for fraud, defamation, privacy rights, emotional distress, and discharge in violation of public policy and all other claims under common law; and (f) all federal, state and local statutory or constitutional claims, including claims for compensation, discrimination, harassment, whistleblower protection, retaliation, attorneys’ fees, costs, disbursements, or other claims (referred to collectively as the “Released Claims”).

The Executive expressly waives all rights afforded by Section 1542 of the Civil Code of the State of California, which states as follows:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”

The Executive understands the significance of the Executive’s release of unknown claims and waiver of statutory protection against a release of unknown claims. The Executive expressly assumes the risk of such unknown and unanticipated claims and agrees that this Release applies to all Released Claims, whether known, unknown or unanticipated.

Notwithstanding the foregoing, this Release does not release claims that cannot be released as a matter of law, or the right to file a charge with or participate in a charge by the Equal Employment Opportunity Commission (“EEOC”), or any other local, state, or federal administrative body or government agency that is authorized to enforce or administer laws related to employment, against the Company. However, by executing this Release, the Executive hereby waives the right to monetary recovery, no matter how denominated, including, but not limited to, wages, back pay, front pay, compensatory damages or punitive damages, in any proceeding the Executive may bring before the EEOC or any state human rights commission or in any proceeding brought by the EEOC or any state human rights commission on the Executive’s behalf.

In addition, this Release shall not apply to (i) the Executive’s rights under any written agreement between the Executive and the Company that provides for indemnification, the Executive’s rights, if any, to be covered under any applicable insurance policy with respect to any liability the Executive incurred or might incur as an employee, officer or director of the Company, or the Executive’s rights, if any, to indemnification under the by-laws or articles of incorporation of the Company; or (ii) any right the Executive may have to obtain contribution as permitted by law in the event of entry of judgment against the Executive as a result of any act or failure to act for which the Executive, on the one hand, and Company or any other Releasee, on the other hand, are jointly liable.

2. Acknowledgement of Payments Provided. The payments and benefits provided in Section 8 of the Employment Agreement (the “Consideration”), exceed any wages, payment, insurance, benefit, or other thing of value to which the Executive otherwise is entitled under any policy, plan or procedure of the Company or any other agreement between the Executive and the Company, but for this Release. The Company has paid the Executive’s final wages (including any accrued, unused PTO) and all other accrued benefits in full and that the Executive has submitted and been reimbursed in full for all reasonable and necessary business expenses incurred through the date of the Executives termination of employment.

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3. No Claims. The Executive represents that there are no claims or actions currently filed or pending relating to the subject matter of the Release, the Employment Agreement or any Released Claims. The Executive shall not file or permit to be filed on the Executive’s behalf any such claims or actions. The Executive hereby requests all administrative agencies having jurisdiction over employment and labor law matters and courts to honor the Executive’s release of claims under this Release. Should the Company ever request the Executive to execute any administrative dismissal forms, the Executive shall immediately execute the form and return it to the Company. Should the Executive file any claim or action relating to the subject matter of this Release, the Separation Agreement or any Released Claims, such filing shall be considered an intentional breach of the Release and the Executive will be liable for the Company’s damages and costs, including without limitation, the amount of any payments paid to the Executive pursuant to Section 8 of the Employment Agreement, and in addition the Company will retain the right to pursue any other remedy available to it under law and equity. The Executive further represents that Executive has not failed to report any work-related occupational injuries or diseases arising out of or in the course of employment with the Company.

4. No Admission. This Release does not constitute an admission of liability or wrongdoing of any kind by the Company or any other Releasee. This Release is not intended, and shall not be construed, as an admission that any Releasee has violated any federal, state or local law (statutory or decisional), ordinance or regulation, breached any contract or committed any wrong whatsoever against any Releasor.

5. Miscellaneous. This Release will be construed and enforced in accordance with the laws of the State of California without regard to the principles of conflicts of law. If any provision of this Release is held by a court of competent jurisdiction to be illegal, void or unenforceable, such provision shall have no effect; however, the remaining provisions will be enforced to the maximum extent possible. Should any provision of this Release require interpretation or construction, it is agreed by the Parties that the entity interpreting or constructing this Release shall not apply a presumption against one party by reason of the rule of construction that a document is to be construed more strictly against the Party who prepared the document. The Parties agree to bear their own attorneys’ fees and costs with respect to this Release.

6. Knowing and Voluntary Waiver. The Executive: (a) has carefully read this Release in its entirety; (b) has had an opportunity to consider it for at least 21 calendar days, or has waived all or any portion of such 21-day period; (c) is hereby advised by the Company in writing to consult with an attorney of his choosing in connection with this Release; (d) fully understands the significance of all of the terms and conditions of this Release and has discussed them with his independent legal counsel, or had a reasonable opportunity to do so; (e) has had answered to his satisfaction any questions he has asked with regard to the meaning and significance of any of the provisions of this Release and has not relied on any statements or explanations made by any Releasee or their counsel; (f) understands that he has seven calendar days in which to revoke this Release after signing it and (g) is signing this Release voluntarily and of his own free will and agrees to abide by all the terms and conditions contained herein.

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7. Return of Company Property. The Executive represents that he has made a diligent search for any Company property in his possession or control and that he has returned all such property to the Company.

8. Counterparts. This Release may be signed in multiple counterparts, each of which shall be deemed an original. Any executed counterpart returned by facsimile or electronic transmission shall be deemed an original executed counterpart.

IN WITNESS WHEREOF, the Executive has executed this Agreement as of the      day of             ,         .

ZAHIR IBRAHIM

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